Exhibit 99.1

TRANSOCEAN LTD.

STATUTORY CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2020, 2019 and 2018

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Ernst & Young AG Maagplatz 1 P.O. Box 8005 Zurich	Phone: +41 58 286 31 11 Fax: +41 58 286 30 04 www.ey.com/ch

To the General Meeting of	Zurich, February 26, 2021
Transocean Ltd., Steinhausen

Report of the statutory auditor on the consolidated financial statements

Opinion

As statutory auditor, we have audited the accompanying consolidated financial statements of Transocean Ltd. and its subsidiaries (the Company), which comprise the consolidated balance sheets as of December 31, 2020 and 2019, and the related consolidated statements of operations, comprehensive loss, equity, cash flows, and notes to the consolidated financial statements for each of the three years in the period ended December 31, 2020.  In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2020 and 2019, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2020, in accordance with U.S. generally accepted accounting principles and comply with Swiss law.

Board of Directors’ responsibility

The Board of Directors is responsible for the preparation of the consolidated financial statements in accordance with U.S. generally accepted accounting principles and the requirements of Swiss law.  This responsibility includes designing, implementing and maintaining an internal control system relevant to the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.  The Board of Directors is further responsible for selecting and applying appropriate accounting policies and making accounting estimates that are reasonable in the circumstances.

Auditor’s responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits.  We are a public accounting firm and are required to be independent with respect to the Company.  We conducted our audits in accordance with Swiss law, Swiss Auditing Standards and the standards of the Public Company Accounting Oversight Board (United States) (PCAOB).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement, whether due to fraud or error.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements.  The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error.  In making those risk assessments, the auditor considers the internal control system relevant to the entity’s preparation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control system.  An audit also includes evaluating the appropriateness of the accounting policies used and the reasonableness of accounting estimates made, as well as evaluating the overall presentation of the consolidated financial statements.  We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Critical audit matters

The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments.  The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Income Taxes
Description of the Matter

As discussed in Notes 2 and 10 to the consolidated financial statements, the Company operates in multiple jurisdictions through a complex operating structure and is subject to applicable tax laws, treaties or regulations in each jurisdiction where it operates.  The Company’s provision for income taxes is based on the tax laws and rates applicable in each jurisdiction.  The Company recognizes tax benefits they believe are more likely than not to be sustained upon examination by the taxing authorities based on the technical merits of the position.

Auditing management’s provision for income taxes and related deferred taxes was complex because of the Company’s multi-national operating structure.  In addition, a higher degree of auditor judgment was required to evaluate the Company’s deferred tax provision as a result of the Company’s interpretation of tax law in each jurisdiction across its multiple subsidiaries.

How We Addressed the Matter in Our Audit

We obtained an understanding, evaluated the design and tested the operating effectiveness of controls over the Company’s income tax provision process, including controls over management’s review of the identification and valuation of deferred income taxes and changes in tax laws and regulations that may impact the Company’s deferred income tax provision.

Our audit procedures also included, among others, (i)  an understanding of the Company’s overall tax structure, evaluating changes in the Company’s tax structure that occurred during the year as well as changes in tax law, and assessing the interpretation of those changes under the relevant jurisdiction’s tax law; (ii) utilizing tax resources with appropriate knowledge of local jurisdictional laws and regulations; (iii) evaluating the completeness and accuracy of deferred income taxes, and (iv) assessing the reasonableness of the Company’s valuation allowance on deferred tax assets, including projections of taxable income from the future reversal of existing taxable temporary differences.

Equity-Method Investment in Orion Holdings (Cayman) Limited
Description of the Matter

As discussed in Note 4, the Company recorded an impairment loss of $59 million associated with its equity-method investment in Orion Holdings (Cayman) Limited (Orion) upon determination that the carrying amount of its investment exceeded the estimated fair value and that the impairment was other than temporary.  At December 31, 2020, the aggregate carrying amount of the Company’s equity-method investment in Orion was $104 million.

Auditing management’s equity-method investment valuation was complex and judgmental due to the estimation required in determining the fair value of the investment.  In particular, the fair value estimate of the equity method investment in Orion was sensitive to significant assumptions such as the discount rate, future demand and supply of harsh environment floaters, rig utilization, revenue efficiency and dayrates.

How We Addressed the Matter in Our Audit

We obtained an understanding, evaluated the design and tested the operating effectiveness of controls over the Company’s process to determine the fair value of the investment in Orion.  For example, we tested management’s review controls over the significant assumptions described above as well as over the underlying data used in the fair value determination.

To test the estimated fair value of the Company’s equity-method investment in Orion, we performed audit procedures that included, among others, assessing the valuation methodologies utilized by management and testing the significant assumptions discussed above and the completeness and accuracy of the underlying data used by the Company in its analysis.  We involved a valuation specialist to assist in our evaluation of the Company's model, valuation methodology and significant assumptions.  We reviewed for contrary evidence related to the determination of the fair value of the equity-method investment, including reviewing relevant market data and internal Company forecasts.

Report on other legal and regulatory requirements

We are a public accounting firm registered with the Swiss Federal Audit Oversight Authority (FAOA) and the PCAOB and we confirm that we meet the legal requirements on licensing according to the Auditor Oversight Act (AOA).  We are independent with respect to the Company in accordance with Swiss law (article 728 CO and article 11 AOA) and U.S. federal securities laws as well as the applicable rules and regulations of the Swiss audit profession, the U.S. Securities and Exchange Commission and the PCAOB, and we have fulfilled our other ethical responsibilities in accordance with these requirements.

In accordance with article 728a para. 1 item 3 CO and Swiss Auditing Standard 890, we confirm that an internal control system exists, which has been designed for the preparation of consolidated financial statements according to the instructions of the Board of Directors.

We recommend that the consolidated financial statements submitted to you be approved.

We have served as the Company’s auditor since 2008.

Ernst & Young Ltd

/s/ Reto Hofer	/s/ Ralph Petermann
Licensed audit expert	Certified public accountant
(Auditor in charge)

TRANSOCEAN LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share data)

	Years ended December 31,
	2020	2019	2018

Contract drilling revenues	$3,152	$3,088	$3,018

Costs and expenses
Operating and maintenance	2,000	2,140	1,799
Depreciation and amortization	781	855	818
General and administrative	183	193	188
	2,964	3,188	2,805
Loss on impairment	(597)	(609)	(1,464)
Loss on disposal of assets, net	(84)	(12)	—
Operating loss	(493)	(721)	(1,251)

Other income (expense), net
Interest income	21	43	53
Interest expense, net of amounts capitalized	(575)	(660)	(620)
Gain (loss) on restructuring and retirement of debt	533	(41)	(3)
Other, net	(27)	181	46
	(48)	(477)	(524)
Loss before income tax expense	(541)	(1,198)	(1,775)
Income tax expense	27	59	228

Net loss	(568)	(1,257)	(2,003)
Net loss attributable to noncontrolling interest	(1)	(2)	(7)
Net loss attributable to controlling interest	$(567)	$(1,255)	$(1,996)

Loss per share, basic and diluted	$(0.92)	$(2.05)	$(4.27)
Weighted average shares, basic and diluted	615	612	468

See accompanying notes.

TRANSOCEAN LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(In millions)

	Years ended December 31,
	2020	2019	2018

Net loss	$(568)	$(1,257)	$(2,003)
Net loss attributable to noncontrolling interest	(1)	(2)	(7)
Net loss attributable to controlling interest	(567)	(1,255)	(1,996)

Components of net periodic benefit income (costs) before reclassifications	38	(25)	6
Components of net periodic benefit costs reclassified to net income	25	4	5

Other comprehensive income (loss) before income taxes	63	(21)	11
Income taxes related to other comprehensive loss	(2)	—	—
Other comprehensive income (loss)	61	(21)	11
Other comprehensive income attributable to noncontrolling interest	—	—	—
Other comprehensive income (loss) attributable to controlling interest	61	(21)	11

Total comprehensive loss	(507)	(1,278)	(1,992)
Total comprehensive loss attributable to noncontrolling interest	(1)	(2)	(7)
Total comprehensive loss attributable to controlling interest	$(506)	$(1,276)	$(1,985)

See accompanying notes.

TRANSOCEAN LTD. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In millions, except share data)

	December 31,
	2020	2019

Assets
Cash and cash equivalents	$1,154	$1,790
Accounts receivable, net	583	654
Materials and supplies, net	434	479
Restricted cash and cash equivalents	406	558
Other current assets	163	159
Total current assets	2,740	3,640

Property and equipment	23,040	24,281
Less accumulated depreciation	(5,373)	(5,434)
Property and equipment, net	17,667	18,847
Contract intangible assets	393	608
Deferred income taxes, net	9	20
Other assets	995	990
Total assets	$21,804	$24,105

Liabilities and equity
Accounts payable	$194	$311
Accrued income taxes	28	64
Debt due within one year	505	568
Other current liabilities	659	781
Total current liabilities	1,386	1,724

Long-term debt	7,302	8,693
Deferred income taxes, net	315	266
Other long-term liabilities	1,366	1,555
Total long-term liabilities	8,983	10,514

Commitments and contingencies

Shares, CHF 0.10 par value, 824,650,660 authorized, 142,363,647 conditionally authorized, 639,676,165 issued and 615,140,276 outstanding at December 31, 2020, and 639,674,422 authorized, 142,365,398 conditionally
authorized, 617,970,525 issued and 611,871,374 outstanding at December 31, 2019	60	59
Additional paid-in capital	13,501	13,424
Accumulated deficit	(1,866)	(1,297)
Accumulated other comprehensive loss	(263)	(324)
Total controlling interest shareholders’ equity	11,432	11,862
Noncontrolling interest	3	5
Total equity	11,435	11,867
Total liabilities and equity	$21,804	$24,105

See accompanying notes.

TRANSOCEAN LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EQUITY

(In millions)

	Years ended December 31,			Years ended December 31,
	2020	2019	2018	2020	2019	2018

	Quantity			Amount
Shares
Balance, beginning of period	612	610	391	$59	$59	$37
Issuance of shares under share-based compensation plans	3	2	3	1	—	—
Issuance of shares in acquisition transactions	—	—	216	—	—	22
Balance, end of period	615	612	610	$60	$59	$59

Additional paid-in capital
Balance, beginning of period				$13,424	$13,394	$11,031
Share-based compensation				31	37	45
Issuance of shares in acquisition transactions				—	—	2,101
Equity component of convertible debt instruments				46	—	172
Acquisition of redeemable noncontrolling interest				—	—	53
Reallocated capital for transactions with holders of noncontrolling interest				1	—	(3)
Other, net				(1)	(7)	(5)
Balance, end of period				$13,501	$13,424	$13,394

Retained earnings (accumulated deficit)
Balance, beginning of period				$(1,297)	$(67)	$1,929
Net loss attributable to controlling interest				(567)	(1,255)	(1,996)
Effect of adopting accounting standards updates				(2)	25	—
Balance, end of period				$(1,866)	$(1,297)	$(67)

Accumulated other comprehensive loss
Balance, beginning of period				$(324)	$(279)	$(290)
Other comprehensive income (loss) attributable to controlling interest				61	(21)	11
Effect of adopting accounting standards update				—	(24)	—
Balance, end of period				$(263)	$(324)	$(279)

Total controlling interest shareholders’ equity
Balance, beginning of period				$11,862	$13,107	$12,707
Total comprehensive loss attributable to controlling interest				(506)	(1,276)	(1,985)
Share-based compensation				31	37	45
Issuance of shares in acquisition transactions				—	—	2,123
Equity component of convertible debt instruments				46	—	172
Acquisition of redeemable noncontrolling interest				—	—	53
Reallocated capital for transactions with holders of noncontrolling interest				1	—	(3)
Other, net				(2)	(6)	(5)
Balance, end of period				$11,432	$11,862	$13,107

Noncontrolling interest
Balance, beginning of period				$5	$7	$4
Total comprehensive loss attributable to noncontrolling interest				(1)	(2)	(2)
Recognition of noncontrolling interest in business combination				—	—	33
Acquisition of noncontrolling interest				—	—	(31)
Reallocated capital for transactions with holders of noncontrolling interest				(1)	—	3
Balance, end of period				$3	$5	$7

Total equity
Balance, beginning of period				$11,867	$13,114	$12,711
Total comprehensive loss				(507)	(1,278)	(1,987)
Share-based compensation				31	37	45
Issuance of shares in acquisition transactions				—	—	2,123
Equity component of convertible debt instruments				46	—	172
Recognition of noncontrolling interest in business combination				—	—	33
Acquisition of redeemable noncontrolling interest				—	—	53
Acquisition of noncontrolling interest				—	—	(31)
Other, net				(2)	(6)	(5)
Balance, end of period				$11,435	$11,867	$13,114

See accompanying notes.

TRANSOCEAN LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

	Years ended December 31,
	2020	2019	2018

Cash flows from operating activities
Net loss	$(568)	$(1,257)	$(2,003)
Adjustments to reconcile to net cash provided by operating activities:
Contract intangible asset amortization	215	187	112
Depreciation and amortization	781	855	818
Share-based compensation expense	31	37	45
Loss on impairment	597	609	1,464
Loss on impairment of investment in unconsolidated affiliates	62	—	—
Loss on disposal of assets, net	84	12	—
(Gain) loss on restructuring and retirement of debt	(533)	41	3
Gain on termination of construction contracts	—	(132)	—
Deferred income tax expense (benefit)	60	248	(16)
Other, net	83	41	6
Changes in deferred revenues, net	(73)	43	(139)
Changes in deferred costs, net	12	(33)	34
Changes in other operating assets and liabilities, net	(353)	(311)	234
Net cash provided by operating activities	398	340	558

Cash flows from investing activities
Capital expenditures	(265)	(387)	(184)
Proceeds from disposal of assets, net	24	70	43
Investments in unconsolidated affiliates	(19)	(77)	(107)
Cash paid in business combinations, net of cash acquired	—	—	(883)
Proceeds from maturities of unrestricted and restricted investments	5	123	507
Deposits to unrestricted investments	—	—	(173)
Other, net	(2)	3	—
Net cash used in investing activities	(257)	(268)	(797)

Cash flows from financing activities
Proceeds from issuance of debt, net of discounts and issue costs	743	1,056	2,054
Repayments of debt	(1,637)	(1,325)	(2,105)
Proceeds from investments restricted for financing activities	—	—	26
Payments to terminate derivative instruments	—	—	(92)
Other, net	(36)	(43)	(30)
Net cash used in financing activities	(930)	(312)	(147)

Net decrease in unrestricted and restricted cash and cash equivalents	(789)	(240)	(386)
Unrestricted and restricted cash and cash equivalents, beginning of period	2,349	2,589	2,975
Unrestricted and restricted cash and cash equivalents, end of period	$1,560	$2,349	$2,589

See accompanying notes.

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1—Business

Transocean Ltd. (together with its subsidiaries and predecessors, unless the context requires otherwise, “Transocean,” “we,” “us” or “our”) is a leading international provider of offshore contract drilling services for oil and gas wells.  We specialize in technically demanding sectors of the offshore drilling business with a particular focus on ultra-deepwater and harsh environment drilling services.  Our mobile offshore drilling fleet is considered one of the most versatile fleets in the world.  We contract our drilling rigs, related equipment and work crews predominantly on a dayrate basis to drill oil and gas wells.  As of December 31, 2020, we owned or had partial ownership interests in and operated a fleet of 38 mobile offshore drilling units, including 27 ultra-deepwater floaters and 11 harsh environment floaters.  As of December 31, 2020, we were constructing two ultra-deepwater drillships.

Note 2—Significant Accounting Policies

Accounting estimates—To prepare financial statements in accordance with accounting principles generally accepted in the United States (“U.S.”), we are required to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosures of contingent assets and liabilities.  On an ongoing basis, we evaluate our estimates and assumptions, including those related to our income taxes, property and equipment, equity investments, contingencies, assets held for sale, intangibles, allowance for excess materials and supplies, allowance for credit losses, postemployment benefit plans, leases and share-based compensation.  We base our estimates and assumptions on historical experience and on various other factors we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying amounts of assets and liabilities that are not readily apparent from other sources.  Actual results could differ from such estimates.

Fair value measurements—We estimate fair value at a price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the principal market for the asset or liability.  Our valuation techniques require inputs that we categorize using a three-level hierarchy, from highest to lowest level of observable inputs, as follows: (1) significant observable inputs, including unadjusted quoted prices for identical assets or liabilities in active markets (“Level 1”), (2) significant other observable inputs, including direct or indirect market data for similar assets or liabilities in active markets or identical assets or liabilities in less active markets (“Level 2”) and (3) significant unobservable inputs, including those that require considerable judgment for which there is little or no market data (“Level 3”).  When a valuation requires multiple input levels, we categorize the entire fair value measurement according to the lowest level of input that is significant to the measurement even though we may have also utilized significant inputs that are more readily observable.

Consolidation—We consolidate entities in which we have a majority voting interest and entities that meet the criteria for variable interest entities for which we are deemed to be the primary beneficiary for accounting purposes.  We eliminate intercompany transactions and accounts in consolidation.  We apply the equity method of accounting for an equity investment in an unconsolidated entity if we have the ability to exercise significant influence over the entity that (a) does not meet the variable interest entity criteria or (b) meets the variable interest entity criteria, but for which we are not deemed to be the primary beneficiary.  We measure other equity investments at fair value if the investment has a fair value that is readily determinable; otherwise, we measure the investment at cost, less any impairment.  We separately present within equity on our consolidated balance sheets the ownership interests attributable to parties with noncontrolling interests in our consolidated subsidiaries, and we separately present net income attributable to such parties on our consolidated statements of operations.  See Note 4—Unconsolidated Affiliates and Note 14—Equity.

Business combinations—We apply the acquisition method of accounting for business combinations, under which we record the acquired assets and assumed liabilities at fair value and recognize goodwill to the extent the consideration transferred exceeds the fair value of the net assets acquired.  To the extent the fair value of the net assets acquired exceeds the consideration transferred, we recognize a bargain purchase gain.  We estimate the fair values of the acquired assets and assumed liabilities as of the date of the acquisition, and our estimates are subject to adjustment through completion, which is in each case within one year of the acquisition date, based on our assessments of the fair values of property and equipment, intangible assets, other assets and liabilities and our evaluation of tax positions and contingencies.  See Note 3—Business Combinations.

Revenue recognition—We recognize revenues earned under our drilling contracts based on variable dayrates, which range from a full operating dayrate to lower rates or zero rates for periods when drilling operations are interrupted or restricted, based on the specific activities we perform during the contract on an hourly, or more frequent, basis.  Such dayrate consideration is attributed to the distinct time period to which it relates within the contract term, and therefore, is recognized as we perform the services.  When the operating dayrate declines over the contract term, we recognize revenues on a straight-line basis over the estimated contract period.  We recognize reimbursement revenues and the corresponding costs as we provide the customer-requested goods and services, when such reimbursable costs are incurred while performing drilling operations.  Prior to performing drilling operations, we may receive pre-operating revenues, on either a fixed lump-sum or variable dayrate basis, for mobilization, contract preparation, customer-requested goods and services or capital upgrades, which we recognize on a straight-line basis over the estimated contract period.  We recognize losses for loss contracts as such losses are incurred.  We recognize revenues for demobilization over the contract period unless otherwise constrained.  We recognize revenues from contract terminations as we fulfill our obligations and all contingencies have been resolved.  To obtain contracts with our customers, we incur costs to prepare a rig for contract and mobilize a rig to the drilling location.  We defer pre-operating costs, such as contract preparation and mobilization costs, and recognize such costs on a straight-line basis, consistent with the general pace of activity, in

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

operating and maintenance costs over the estimated contract period.  We apply the optional exemption that permits us to exclude disclosure of the estimated transaction price related to the variable portion of unsatisfied performance obligations at the end of the reporting period, as our transaction price is based on a single performance obligation consisting of a series of distinct hourly, or more frequent, periods, the variability of which will be resolved at the time of the future services.  See Note 5—Revenues.

Share-based compensation—To measure the fair values of granted or modified service-based restricted share units, we use the market price of our shares on the grant date or modification date.  To measure the fair values of granted or modified stock options, we use the Black-Scholes-Merton option-pricing model and apply assumptions for the expected life, risk-free interest rate, expected volatility and dividend yield.  To measure the fair values of granted or modified performance-based restricted share units subject to market factors, we use a Monte Carlo simulation model and, in addition to the assumptions applied for the Black-Scholes-Merton option-pricing model, we use a risk neutral approach and an average price at the performance start date.  We recognize share-based compensation expense in the same financial statement line item as cash compensation paid to the respective employees or non-employee directors.  We recognize such compensation expense on a straight-line basis over the service period through the date the employee or non-employee director is no longer required to provide service to earn the award.  See Note 15—Share-Based Compensation Plans.

Capitalized interest—We capitalize interest costs for qualifying construction and upgrade projects and only capitalize interest costs during periods in which progress for the construction projects continues to be underway.  In the years ended December 31, 2020, 2019 and 2018, we capitalized interest costs of $47 million, $38 million and $37 million, respectively, for our construction work in progress.

Functional currency—We consider the U.S. dollar to be the functional currency for all of our operations since the majority of our revenues and expenditures are denominated in U.S. dollars, which limits our exposure to currency exchange rate fluctuations.  We recognize currency exchange rate gains and losses in other, net.  In the years ended December 31, 2020, 2019 and 2018, we recognized a net loss of $8 million, a net gain of $2 million and a net loss of $38 million, respectively, related to currency exchange rates.

Income taxes—We provide for income taxes based on the tax laws and rates in effect in the countries in which we operate and earn income.  We recognize the effect of changes in tax laws as of the date of enactment.  We recognize potential global intangible low-taxed income inclusions as a period cost.  There is little or no expected relationship between the provision for or benefit from income taxes and income or loss before income taxes because the countries in which we operate have taxation regimes that vary not only with respect to the nominal rate, but also in terms of the availability of deductions, credits and other benefits.  Variations also arise because income earned and taxed in any particular country or countries may fluctuate from year to year.

We measure deferred tax assets and liabilities using enacted tax rates that will apply in the years in which the temporary differences are expected to be recovered or paid.  We record a valuation allowance for deferred tax assets when it is more likely than not that some or all of the benefit from the deferred tax asset will not be realized.  In evaluating our ability to realize deferred tax assets, we consider all available positive and negative evidence, including projected future taxable income and the existence of cumulative losses in recent years.  We also record a valuation allowance for deferred tax assets resulting from net operating losses incurred during the year in certain jurisdictions and for other deferred tax assets where, in our opinion, it is more likely than not that the financial statement benefit of these losses will not be realized.  Additionally, we record a valuation allowance for foreign tax credit carryforwards to reflect the possible expiration of these benefits prior to their utilization.

We maintain liabilities for estimated tax exposures in our jurisdictions of operation, and we recognize the provisions and benefits resulting from changes to those liabilities in our income tax expense or benefit along with related interest and penalties.  Income tax exposure items include potential challenges to permanent establishment positions, intercompany pricing, disposition transactions, and withholding tax rates and their applicability.  These tax exposures are resolved primarily through the settlement of audits within these tax jurisdictions or by judicial means, but can also be affected by changes in applicable tax law or other factors, which could cause us to revise past estimates.  See Note 10—Income Taxes.

Cash and cash equivalents—We consider cash equivalents to include highly liquid debt instruments with original maturities of three months or less, such as time deposits with commercial banks that have high credit ratings, U.S. Treasury and government securities, Eurodollar time deposits, certificates of deposit and commercial paper.  We may also invest excess funds in no-load, open-ended, management investment trusts.  Such management trusts invest exclusively in high-quality money market instruments.

Accounts receivable—We earn our revenues by providing our drilling services to three major categories of customers: (a) integrated oil companies, (b) government-owned or government-controlled oil companies and (c) other independent oil companies.  Effective January 1, 2020, we adopted the accounting standards update that requires entities to estimate an expected lifetime credit loss on financial assets ranging from short-term trade accounts receivable to long-term financings without retrospective application.  Accordingly, we establish an allowance for credit losses based on the loss rate method, considering forecasted future conditions in addition to past events and current conditions for our customers in each of the major categories and on an individual basis when the risk characteristics of an account are no longer representative of the category to which it otherwise belongs.  At December 31, 2020, our allowance for credit losses was $2 million.

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

Materials and supplies—We record materials and supplies at their average cost less an allowance for excess items.  We estimate the allowance for excess items based on historical experience and expectations for future use of the materials and supplies.  At December 31, 2020 and 2019, our allowance for excess items was $143 million and $127 million, respectively.

Restricted cash and cash equivalents—We maintain restricted cash and cash equivalents that are either pledged for debt service under certain bond indentures, as required under certain bank credit arrangements, or held in accounts that are subject to restrictions due to legislation, regulation or court order.  We classify such restricted cash and cash equivalents in current assets if the restriction is expected to expire or otherwise be resolved within one year or if such funds are considered to offset liabilities that are properly classified as current liabilities. See Note 9—Debt and Note 13—Commitments and Contingencies.

Assets held for sale—We classify an asset as held for sale when the facts and circumstances meet the criteria for such classification, including the following: (a) we have committed to a plan to sell the asset, (b) the asset is available for immediate sale, (c) we have initiated actions to complete the sale, including locating a buyer, (d) the sale is expected to be completed within one year, (e) the asset is being actively marketed at a price that is reasonable relative to its fair value, and (f) the plan to sell is unlikely to be subject to significant changes or termination.  At December 31, 2020 and 2019, we had no assets classified as held for sale.

Property and equipment—We apply judgment to account for our property and equipment, consisting primarily of offshore drilling rigs and related equipment, related to estimates and assumptions for cost capitalization, useful lives and salvage values.  We base our estimates and assumptions on historical experience and expectations regarding future industry conditions and operations.  At December 31, 2020, the aggregate carrying amount of our property and equipment represented approximately 81 percent of our total assets.

We capitalize expenditures for newbuilds, renewals, replacements and improvements, including capitalized interest, if applicable, and we recognize the expense for maintenance and repair costs as incurred.  For newbuild construction projects, we also capitalize the initial preparation, mobilization and commissioning costs incurred until the drilling unit is placed into service.  Upon sale or other disposition of an asset, we recognize a net gain or loss on disposal of the asset, which is measured as the difference between the net carrying amount of the asset and the net proceeds received.  We compute depreciation using the straight-line method after allowing for salvage values.

The estimated original useful life of our drilling units is 35 years, our buildings and improvements range from two to 30 years and our machinery and equipment range from four to 20 years.  We reevaluate the remaining useful lives and salvage values of our rigs when certain events occur that directly impact the useful lives and salvage values of the rigs, including changes in operating condition, functional capability and market and economic factors.  When evaluating the remaining useful lives of rigs, we also consider major capital upgrades required to perform certain contracts and the long-term impact of those upgrades on future marketability.

Long-lived asset impairment—We review the carrying amounts of long-lived assets, including property and equipment and right-of-use assets, for potential impairment when events occur or circumstances change that indicate that the carrying amount of such assets may not be recoverable.  For assets classified as held and used, we determine recoverability by evaluating the estimated undiscounted future net cash flows based on projected dayrates and utilization of the asset group under review.  We consider our asset groups to be ultra-deepwater floaters and harsh environment floaters.  When an impairment of one or more of our asset groups is indicated, we measure the impairment as the amount by which the asset group’s carrying amount exceeds its estimated fair value.  We measure the fair values of our asset groups by applying a variety of valuation methods, incorporating a combination of cost, income and market approaches, using projected discounted cash flows and estimates of the exchange price that would be received for the assets in the principal or most advantageous market for the assets in an orderly transaction between market participants as of the measurement date.  For an asset classified as held for sale, we consider the asset to be impaired to the extent its carrying amount exceeds its estimated fair value less cost to sell.  See Note 6—Drilling Fleet.

Equity investments and impairment—We review our equity-method investments, and other equity investments for which a readily determinable fair value is not available, for potential impairment when events or changes in circumstances indicate that the carrying amount of the investment might not be recoverable in the near term.  If we determine that an impairment that is other than temporary exists, we recognize an impairment loss, measured as the amount by which the carrying amount of the investment exceeds its estimated fair value.  To estimate the fair value of the investment, we apply valuation methods that rely primarily on the income and market approaches.  In the year ended December 31, 2020, we recognized a loss of $62 million associated with the other-than-temporary impairment of the carrying amount of our equity investments. See Note 4—Unconsolidated Affiliates.

Goodwill—We conduct impairment testing for goodwill annually as of October 1 and more frequently, on an interim basis, when an event occurs or circumstances change that indicate that the fair value of our reporting unit may have declined below its carrying amount.  In the year ended December 31, 2018, as a result of an interim goodwill test, we recognized an aggregate loss of $462 million, which had no tax effect, associated with the impairment of the full balance of our goodwill.  See Note 3—Business Combinations and Note 7—Goodwill and Other Intangibles.

Contract intangibles—We recognize contract intangible assets related to acquired executory contracts, such as drilling contracts.  The drilling contract intangible assets represent the amount by which the fixed dayrates of the acquired contracts were above the market dayrates that were available or expected to be available during the term of the contract for similar contracts, measured as of the acquisition date.  We amortize the carrying amount of the drilling contract intangible assets using the straight-line method as a reduction of contract

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drilling revenues over the expected remaining contract period.  At December 31, 2020 and 2019, the aggregate carrying amount of our drilling contract intangible assets was $393 million and $608 million, respectively.  See Note 3—Business Combinations and Note 7—Goodwill and Other Intangibles.

Pension and other postemployment benefit plans—We use a measurement date of January 1 for determining net periodic benefit costs and December 31 for determining plan benefit obligations and the fair values of plan assets.  We determine our net periodic benefit costs based on a market-related value of assets that reduces year-to-year volatility by including investment gains or losses subject to amortization over a five-year period from the year in which they occur.  We calculate investment gains or losses for this purpose as the difference between the expected return calculated using the market-related value of assets and the actual return based on the market-related value of assets.  If gains or losses exceed 10 percent of the greater of plan assets or plan liabilities, we amortize such gains or losses over the average expected future service period of the employee participants.

We measure our actuarially determined obligations and related costs for our defined benefit pension and other postemployment benefit plans, retiree life insurance and medical benefits, by applying assumptions, the most significant of which include long-term rate of return on plan assets, discount rates and mortality rates.  For the long-term rate of return, we develop our assumptions regarding the expected rate of return on plan assets based on historical experience and projected long-term investment returns, and we weight the assumptions based on each plan’s asset allocation.  For the discount rate, we base our assumptions on a yield curve approach using Aa-rated corporate bonds and the expected timing of future benefit payments.

At December 31, 2020 and 2019, our pension and other postemployment benefit plan obligations represented an aggregate liability of $277 million and $351 million, respectively, and an aggregate asset of $37 million and $42 million, respectively, representing the funded status of the plans.  See Note 12—Postemployment Benefit Plans.

Contingencies—We perform assessments of our contingencies on an ongoing basis to evaluate the appropriateness of our liabilities and disclosures for such contingencies.  We establish liabilities for estimated loss contingencies when we believe a loss is probable and the amount of the probable loss can be reasonably estimated.  We recognize corresponding assets for those loss contingencies that we believe are probable of being recovered through insurance.  Once established, we adjust the carrying amount of a contingent liability upon the occurrence of a recognizable event when facts and circumstances change, altering our previous assumptions with respect to the likelihood or amount of loss.  We recognize expense for legal costs as they are incurred, and we recognize a corresponding asset for such legal costs only if we expect such legal costs to be recovered through insurance.

Note 3—Business Combinations

Overview

During the year ended December 31, 2018, we completed the acquisitions of Songa Offshore SE (“Songa”), a European public company limited by shares, or societas Europaea, existing under the laws of Cyprus, and Ocean Rig UDW Inc. (“Ocean Rig”), a Cayman Islands exempted company with limited liability.  On January 30, 2018, we acquired an approximate 97.7 percent ownership interest in Songa.  On December 5, 2018, we acquired Ocean Rig in a merger transaction.  We believe both acquisitions further strengthen our position as a leader in providing ultra-deepwater and harsh environment drilling services by adding additional high-value assets, and we believe the Songa acquisition, supported by significant contract backlog, also strengthens our footprint in harsh environment operating areas.  In the year ended December 31, 2018, in connection with these acquisitions, we incurred acquisition costs of $24 million, recorded in general and administrative costs and expenses.

We included the operating results of Songa and Ocean Rig in our consolidated results of operations, commencing on the acquisition date, January 30, 2018 and December 5, 2018, respectively.  In the year ended December 31, 2018, our consolidated statement of operations includes revenues of $497 million and net income of $87 million associated with the operations of Songa and revenues of $15 million and net loss of $8 million associated with the operations of Ocean Rig.

Ocean Rig UDW Inc.

To complete the acquisition, we transferred consideration with an aggregate fair value of $2.55 billion, including (a) 147.7 million shares issued at an aggregate fair value of $1.38 billion, equivalent to $9.32 per share, based on the market value of our shares on the acquisition date and (b) an aggregate cash payment of $1.17 billion.  The fair value of net assets acquired, measured as of December 5, 2018, was $2.57 billion, comprised of: (a) total assets of $2.82 billion, including cash and cash equivalents of $152 million, property and equipment of $2.20 billion and other assets of $466 million, net of (b) liabilities assumed of $257 million.  In the year ended December 31, 2019, we completed our estimates of the fair values of the assets and liabilities.  In the years ended December 31, 2019 and 2018, we recognized a gain of $11 million and $10 million, respectively, recorded in other, net, for a cumulative gain of $21 million associated with the bargain purchase, primarily due to the decline in the market value of our shares between the announcement date and the closing date.

We estimated the fair value of the rigs and related equipment by applying a combination of income and market approaches, using projected discounted cash flows and estimates of the exchange price that would be received for the assets in the principal or most advantageous markets for the assets in an orderly transaction between participants as of the acquisition date.  We estimated the fair value

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of the drilling contracts by comparing the contractual dayrates over the remaining firm contract term and option periods relative to the projected market dayrates as of the acquisition date.  We estimated the fair value of the construction contracts by comparing the contractual future payments and terms relative to the market payments and terms as of the acquisition date.  Our estimates of fair value for the drilling units and contract intangibles required us to use significant unobservable inputs, representative of a Level 3 fair value measurement, including assumptions related to the future performance of the assets, such as future commodity prices, projected demand for our services, rig availability, rig utilization, dayrates, remaining useful lives of the rigs and discount rates.

In connection with the Ocean Rig acquisition, we acquired contracts with Samsung Heavy Industries Co., Ltd. (“SHI”) for the construction of two ultra-deepwater drillships for which we recognized liabilities that represented the amount by which the remaining payments due under the acquired contracts were above market construction rates for similar drilling units, measured as of the acquisition date.  In October 2019, we agreed with SHI to cancel the construction contracts for the drillships in exchange for the parties terminating their respective obligations and liabilities under the construction contracts and our subsidiaries releasing to SHI their respective interests in the rigs.  As a result, in the three months ended December 31, 2019, we eliminated the construction contract liabilities and recognized income of $132 million, recorded in other income, net.

Songa Offshore SE

To complete the acquisition, we transferred consideration with an aggregate fair value of $1.76 billion, including (a) 66.9 million shares issued at an aggregate fair value of $735 million, equivalent to $10.99 per share, based on the market value of our shares on the acquisition date and (b) $854 million aggregate principal amount of 0.50% exchangeable senior bonds due January 30, 2023 (the “Exchangeable Senior Bonds”) issued at an aggregate fair value of $1.03 billion as partial consideration to Songa shareholders and settlement for certain Songa indebtedness.  The fair value of net assets acquired, measured as of January 30, 2018, was $1.76 billion, comprised of: (a) total assets of $3.82 billion, including cash and cash equivalents of $113 million, property and equipment of $2.41 billion, goodwill of $462 million, contract intangible assets of $632 million and other assets of $195 million, net of (b) total liabilities of $2.02 billion, including total debt of $1.77 billion and other liabilities of $254 million and (c) noncontrolling interest of $33 million.

In the year ended December 31, 2018, we completed our estimates of the fair values of the assets and liabilities.  We estimated the fair value of the rigs and related equipment by applying a combination of income and market approaches, using projected discounted cash flows and estimates of the exchange price that would be received for the assets in the principal or most advantageous markets for the assets in an orderly transaction between participants as of the acquisition date.  We estimated the fair value of the drilling contracts by comparing the contractual dayrates over the remaining firm contract term and option periods relative to the projected market dayrates as of the acquisition date.  The goodwill resulting from the business combination was attributed to synergies and intangible assets that did not qualify for separate recognition.  Our estimates of fair value for these assets required us to use significant unobservable inputs, representative of a Level 3 fair value measurement, including assumptions related to the future performance of the assets, such as future commodity prices, projected demand for our services, rig availability, dayrates and discount rates.  We estimated the fair value of the debt using significant other observable inputs, representative of a Level 2 fair value measurement, including the terms and credit spreads for the instruments.

On March 28, 2018, we acquired the remaining Songa shares not owned by us through a compulsory acquisition under Cyprus law, and as a result, Songa became our wholly owned subsidiary.  As consideration for the remaining Songa shares, we issued 1.1 million shares and $9 million aggregate principal amount of Exchangeable Senior Bonds and we made an aggregate cash payment of $8 million to Songa shareholders who elected to receive a cash payment or failed to make an election, for an aggregate fair value of $30 million.

In connection with the Songa acquisition, we acquired undesignated currency swaps and interest rate swaps that we subsequently settled and terminated.  In the year ended December 31, 2018, in connection with the settlement of the currency swaps and the interest rate swaps, we made an aggregate cash payment of $92 million and received aggregate cash proceeds of $18 million, respectively.

Note 4—Unconsolidated Affiliates

Equity investments—We hold noncontrolling equity investments in various unconsolidated companies, including (a) our 33.0 percent ownership interest in Orion Holdings (Cayman) Limited (together with its subsidiary, “Orion”), a Cayman Islands company that, through its wholly owned subsidiary, owns the harsh environment floater Transocean Norge, and (b) our interests in certain companies that are involved in researching and developing technology to improve efficiency and reliability and to increase automation, sustainability and safety for drilling and other activities.  At December 31, 2020 and 2019, the aggregate carrying amount of our equity investments was $138 million and $191 million, respectively, recorded in other assets.

Our equity-method investment in Orion is the most significant of our equity investments.  In the years ended December 31, 2020, 2019 and 2018, we made an aggregate cash contribution of $8 million, $74 million and $91 million, respectively, to Orion, and we expect to make an additional $33 million cash contribution in the six months ending June 30, 2021.  In the year ended December 31, 2020, we recognized a loss of $59 million, which had no tax effect, recorded in other, net, associated with the impairment of our equity-method investment in Orion upon determination that the carrying amount exceeded the estimated fair value and that the impairment was other than temporary.  We estimated the fair value of our investment using the income method, which required us to use significant unobservable inputs, representative of a Level 3 fair value measurement, including applying an assumed discount rate of 12 percent and making assumptions

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about the future performance of the investment, including future demand and supply for harsh environment floaters, rig utilization, revenue efficiency and dayrates.  At December 31, 2020 and 2019, the aggregate carrying amount of our investment in Orion was $104 million and $164 million, respectively.

Related party transactions—We engage in certain related party transactions with our unconsolidated affiliates, the most significant of which are under agreements with Orion.  We have a management services agreement for the operation and maintenance of the harsh environment floater Transocean Norge and a marketing services agreement for the marketing of the rig.  We also lease the rig under a short-term bareboat charter agreement, which is expected to expire in mid-2021.  Prior to the rig’s placement into service, we also engaged in certain related party transactions with Orion under a shipyard care agreement for the construction of the rig and other matters related to its completion and delivery.  Additionally, we procure services and equipment from other unconsolidated affiliates for technological innovation.

In the years ended December 31, 2020 and 2019, we received an aggregate cash payment of $46 million and $96 million, respectively, primarily related to the commissioning, preparation and mobilization of Transocean Norge under the shipyard care agreement with Orion.  In the years ended December 31, 2020 and 2019, we recognized rent expense of $22 million and $9 million, respectively, recorded in operating and maintenance costs, and made an aggregate cash payment of $22 million and $6 million, respectively, to charter the rig and other equipment from Orion.  In the years ended December 31, 2020 and 2019, we made an aggregate cash payment of $15 million and $11 million, respectively, to other unconsolidated affiliates for research and development and for equipment to reduce emissions and improve reliability.

Note 5—Revenues

Overview—We earn revenues primarily by performing the following activities: (i) providing our drilling rig, work crews, related equipment and services necessary to operate the rig (ii) delivering the drilling rig by mobilizing to and demobilizing from the drill location, and (iii) performing certain pre-operating activities, including rig preparation activities or equipment modifications required for the contract.  These services represent a single performance obligation under our drilling contracts with customers that is satisfied over time, the duration of which varies by contract.  At December 31, 2020, the drilling contract with the longest expected remaining duration, excluding unexercised options, extends through February 2028.

In June 2020, we entered into a settlement and mutual release agreement with a customer, which provided for the final settlement of disputes related to performance obligations satisfied in prior periods.  In connection with the settlement, among other things, our customer agreed to pay us $185 million in four equal installments through January 15, 2023.  In the year ended December 31, 2020, we recognized revenues of $177 million, representing the discounted value of the future payments, and recorded corresponding accounts receivable, net of imputed interest.  In the year ended December 31, 2020, we received an aggregate cash payment of $46 million in scheduled installments under the arrangement.  At December 31, 2020, the aggregate carrying amount of the related receivable was $133 million, net of imputed interest, including $45 million and $88 million recorded in accounts receivable and other assets, respectively.

In the year ended December 31, 2019, we recognized revenues of $10 million for other performance obligations satisfied in previous periods due to certain revenues recognized on a cash basis.  In the year ended December 31, 2018, we recognized revenues of $174 million for yet other performance obligations satisfied in previous periods, primarily related to revenues for a customer’s contract termination and certain revenues recognized on a cash basis.

To obtain contracts with our customers, we incur pre-operating costs to prepare a rig for contract and deliver or mobilize the rig to the drilling location.  We recognize such pre-operating costs in operating and maintenance costs on a straight-line basis, consistent with the general pace of activity, over the estimated contract period.  In the years ended December 31, 2020, 2019 and 2018, we recognized pre-operating costs of $60 million, $18 million and $45 million, respectively.  At December 31, 2020 and 2019, the unrecognized pre-operating costs to obtain contracts was $20 million and $34 million, respectively, recorded in other assets.

Disaggregation—Our contract drilling revenues, disaggregated by asset group and by country in which they were earned, were as follows (in millions):

	Year ended December 31, 2020				Year ended December 31, 2019				Year ended December 31, 2018
	U.S.	Norway	Other (a)	Total	U.S.	Norway	Other (a)	Total	U.S.	Norway	Other (a)	Total
Ultra-deepwater floaters	$1,302	$—	$792	$2,094	$1,264	$—	$693	$1,957	$1,496	$—	$292	$1,788
Harsh environment floaters	—	876	170	1,046	—	775	294	1,069	—	651	323	974
Deepwater floaters	—	—	—	—	—	—	7	7	—	—	124	124
Midwater floaters	—	—	12	12	—	—	55	55	—	—	74	74
High-specification jackups	—	—	—	—	—	—	—	—	—	—	58	58
Total revenues	$1,302	$876	$974	$3,152	$1,264	$775	$1,049	$3,088	$1,496	$651	$871	$3,018

(a)	Other represents the aggregate value for countries in which we operate that individually had attributable operating revenues representing less than 10 percent of consolidated operating revenues earned.

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Contract liabilities—We recognize contract liabilities, recorded in other current liabilities and other long-term liabilities, for mobilization, contract preparation, capital upgrades and deferred revenues for declining dayrate contracts using the straight-line method over the estimated contract period.  Contract liabilities for our contracts with customers were as follows (in millions):

	December 31,
	2020	2019
Deferred contract revenues, recorded in other current liabilities	$133	$100
Deferred contract revenues, recorded in other long-term liabilities	323	429
Total contract liabilities	$456	$529

Significant changes in contract liabilities were as follows (in millions):

	Years ended December 31,
	2020	2019
Total contract liabilities, beginning of period	$529	$486
Decrease due to recognition of revenues for goods and services	(184)	(114)
Increase due to goods and services transferred over time	111	157
Total contract liabilities, end of period	$456	$529

Note 6—Drilling Fleet

Construction work in progress—The changes in our construction work in progress were as follows (in millions):

	Years ended December 31,
	2020	2019	2018
Construction work in progress, beginning of period	$753	$632	$1,392

Capital expenditures
Newbuild construction program	143	129	75
Other equipment and construction projects	122	258	109
Total capital expenditures	265	387	184
Changes in accrued capital additions	(33)	20	4
Construction work in progress impaired	—	(5)	—
Construction work in progress acquired in business combination	—	—	28

Property and equipment placed into service
Newbuild construction program	—	—	(903)
Other equipment and construction projects	(157)	(281)	(73)
Construction work in progress, end of period	$828	$753	$632

Impairments of assets held and used—During the year ended December 31, 2020, we identified indicators that the carrying amounts of our asset groups may not be recoverable.  Such indicators included significant declines in commodity prices and the market value of our stock, a reduction of expected demand for our drilling services as our customers announced reductions of capital investments in response to commodity prices and a reduction of projected dayrates.  As a result of our testing, we determined that the carrying amount of our midwater floater asset group was impaired.  In the year ended December 31, 2020, we recognized a loss of $31 million ($0.05 per diluted share), which had no tax effect, associated with the impairment of our midwater floater asset group.  We measured the fair value of the drilling unit and related assets in this asset group by applying the market approach, using estimates of the exchange price that would be received for the assets in the principal or most advantageous markets for the assets in an orderly transaction between participants as of the measurement date.  Our estimate of fair value required us to use significant other observable inputs, representative of Level 2 fair value measurements, including the marketability of the rig and prices of comparable rigs that may be sold for scrap value.

Impairments of assets held for sale—In the year ended December 31, 2020, we recognized an aggregate loss of $556 million ($0.90 per diluted share), which had no tax effect, associated with the impairment of the ultra-deepwater floater GSF Development Driller II, the harsh environment floaters Polar Pioneer and Songa Dee and the midwater floaters Sedco 711, Sedco 714 and Transocean 712, along with related assets, which we determined were impaired at the time that we classified the assets as held for sale.  In the year ended December 31, 2019, we recognized an aggregate loss of $578 million ($0.94 per diluted share), which had no tax effect, associated with the impairment of the ultra-deepwater floaters Discoverer Deep Seas, Discoverer Enterprise and Discoverer Spirit, along with related assets, which we determined were impaired at the time we classified the assets as held for sale.  In the year ended December 31, 2018, we recognized an aggregate loss of $999 million ($2.13 per diluted share), which had no tax effect, associated with the impairment of the ultra-deepwater floaters Deepwater Discovery, Deepwater Frontier, Deepwater Millennium and GSF C.R. Luigs, the deepwater floaters Jack Bates and Transocean 706 and the midwater floaters Songa Delta and Songa Trym, along with related assets, which we determined were impaired at the time that we classified the assets as held for sale.

We measured the impairment of the drilling units and related assets as the amount by which the carrying amount exceeded the estimated fair value less costs to sell.  We estimated the fair value of the assets using significant other observable inputs, representative of

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Level 2 fair value measurements, including indicative market values for the drilling units and related assets to be sold for scrap value or binding contracts to sell such assets for alternative purposes.  If we commit to plans to sell additional rigs for values below the respective carrying amounts, we will be required to recognize additional losses in future periods associated with the impairment of such assets.

Dispositions—During the year ended December 31, 2020, in connection with our efforts to dispose of non-strategic assets, we completed the sale of the ultra-deepwater floater GSF Development Driller II, the harsh environment floaters Polar Pioneer, Songa Dee and Transocean Arctic and the midwater floaters Sedco 711, Sedco 714 and Transocean 712, along with related assets.  In the year ended December 31, 2020, we received aggregate net cash proceeds of $20 million and recognized an aggregate net loss of $61 million ($0.10 per diluted share), which had no tax effect, associated with the disposal of these assets.  In the year ended December 31, 2020, we received aggregate net cash proceeds of $4 million and recognized an aggregate net loss of $23 million associated with the disposal of assets unrelated to rig sales.

During the year ended December 31, 2019, we completed the sale of the ultra-deepwater floaters Deepwater Frontier, Deepwater Millennium, Discoverer Deep Seas, Discoverer Enterprise, Discoverer Spirit and Ocean Rig Paros, the harsh environment floater Eirik Raude, the deepwater floaters Jack Bates and Transocean 706 and the midwater floaters Actinia and Songa Delta, along with related assets.  In the year ended December 31, 2019, we received aggregate net cash proceeds of $64 million and recognized an aggregate net gain of $4 million ($0.01 per diluted share), which had no tax effect, associated with the disposal of these assets.  In the year ended December 31, 2019, we received aggregate net cash proceeds of $6 million and recognized an aggregate net loss of $16 million associated with the disposal of assets unrelated to rig sales.

During the year ended December 31, 2018, we completed the sale of the ultra-deepwater floaters Cajun Express, Deepwater Discovery, Deepwater Pathfinder, GSF C.R. Luigs, Sedco Energy and Sedco Express, the deepwater floater Transocean Marianas and the midwater floater Songa Trym, along with related assets.  In the year ended December 31, 2018, we received aggregate net cash proceeds of $36 million and recognized an aggregate net gain of $7 million ($0.01 per diluted share), which had no tax effect, associated with the disposal of these assets.  In the year ended December 31, 2018, we received aggregate net cash proceeds of $7 million and recognized an aggregate net loss of $7 million associated with the disposal of assets unrelated to rig sales.

Note 7—Goodwill and Other Intangibles

Finite-lived intangible assets—The gross carrying amount and accumulated amortization of our drilling contract intangible assets were as follows (in millions):

	Year ended December 31, 2020			Year ended December 31, 2019
	Gross		Net	Gross		Net
	carrying	Accumulated	carrying	carrying	Accumulated	carrying
	amount	amortization	amount	amount	amortization	amount
Drilling contract intangible assets
Balance, beginning of period	$907	$(299)	$608	$907	$(112)	$795
Amortization	—	(215)	(215)	—	(187)	(187)
Balance, end of period	$907	$(514)	$393	$907	$(299)	$608

We amortize the drilling contract intangible assets over the remaining contract periods, the longest of which is currently expected to extend through March 2024.  As of December 31, 2020, the estimated future amortization was as follows (in millions):

Total
Years ending December 31,
2021	$220
2022	117
2023	52
2024	4
Total carrying amount of contract intangible assets	$393

Goodwill—During the three months ended June 30, 2018, we classified as held for sale and impaired three ultra-deepwater floaters (see Note 6—Drilling Fleet).  We identified the impairment of these assets as an indicator that our goodwill may be impaired.  In the year ended December 31, 2018, as a result of our interim goodwill impairment test, we recognized a loss of $462 million ($0.99 per diluted share), which had no tax effect, associated with the impairment of the full balance of our goodwill.  We estimated the fair value of the contract drilling services reporting unit using the income approach.  Our estimate of fair value required us to use significant unobservable inputs, representative of a Level 3 fair value measurement, including assumptions related to the future performance of the reporting unit, such as future commodity prices, projected demand for our services, rig availability and dayrates.

Note 8—Leases

Our operating leases are principally for office space, storage facilities, operating equipment and land.  At December 31, 2020, our operating leases had a weighted-average discount rate of 6.4 percent and a weighted-average remaining lease term of 14.0 years.

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Our finance lease for the ultra-deepwater drillship Petrobras 10000 has an implicit interest rate of 7.8 percent and requires scheduled monthly installments through the lease expiration in August 2029, after which we are obligated to acquire the drillship from the lessor for one dollar.  We recognize expense for the amortization of the right-of-use asset in depreciation and amortization.

The components of our lease costs were as follows (in millions):

	Years ended December 31,
Lease costs	2020	2019
Operating lease costs	$13	$25
Short-term lease costs	27	13
Finance lease costs, amortization of right-of-use asset	21	21
Finance lease costs, interest on lease liability	36	39
Total lease costs	$97	$98

In the year ended December 31, 2019, we recognized a loss of $26 million, with no tax effect, associated with the impairment of right-of-use assets and leasehold improvements for certain office facilities that we had vacated or had committed to sublease.

Supplemental cash flow information for our leases was as follows (in millions):

	Years ended December 31,
	2020	2019
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	17	$19
Operating cash flows from finance lease	36	39
Financing cash flows from finance lease	35	32

At December 31, 2020, the aggregate future minimum rental payments for our leases were as follows (in millions):

	Operating	Finance
	leases	lease
Years ending December 31,
2021	$13	$71
2022	14	71
2023	13	71
2024	13	71
2025	13	71
Thereafter	125	256
Total future minimum rental payment	191	611
Less amount representing imputed interest	(69)	(167)
Present value of future minimum rental payments	122	444
Less current portion, recorded in other current liabilities	(8)	(37)
Long-term lease liabilities, recorded in other long-term liabilities	$114	$407

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Note 9—Debt

Overview

Outstanding debt—The aggregate principal amounts and aggregate carrying amounts, net of debt-related balances, including unamortized discounts, premiums, issue costs and fair value adjustments of our debt, were as follows (in millions):

		Principal amount		Carrying amount
		December 31,	December 31,	December 31,	December 31,
		2020	2019	2020	2019
6.50% Senior Notes due November 2020	(a)	$—	$206	$—	$206
6.375% Senior Notes due December 2021	(a)	38	222	38	221
5.52% Senior Secured Notes due May 2022	(b)	111	200	111	198
3.80% Senior Notes due October 2022	(a)	27	190	27	189
0.50% Exchangeable Senior Bonds due January 2023	(a)	463	863	462	862
5.375% Senior Secured Notes due May 2023	(c)	364	525	360	518
9.00% Senior Notes due July 2023	(d)	—	714	—	701
5.875% Senior Secured Notes due January 2024	(c)	585	667	577	656
7.75% Senior Secured Notes due October 2024	(c)	360	420	354	412
6.25% Senior Secured Notes due December 2024	(c)	375	437	369	430
6.125% Senior Secured Notes due August 2025	(c)	468	534	461	525
7.25% Senior Notes due November 2025	(d)	411	750	405	737
7.50% Senior Notes due January 2026	(d)	569	750	565	743
2.50% Senior Guaranteed Exchangeable Bonds due January 2027	(e)	238	—	277	—
11.50% Senior Guaranteed Notes due January 2027	(e)	687	—	1,139	—
6.875% Senior Secured Notes due February 2027	(c)	550	550	542	541
8.00% Senior Notes due February 2027	(d)	612	—	606	—
7.45% Notes due April 2027	(a)	52	88	51	86
8.00% Debentures due April 2027	(a)	22	57	22	57
7.00% Notes due June 2028	(f)	261	300	266	306
7.50% Notes due April 2031	(a)	396	588	394	585
6.80% Senior Notes due March 2038	(a)	610	1,000	605	991
7.35% Senior Notes due December 2041	(a)	177	300	176	297
Total debt		7,376	9,361	7,807	9,261

Less debt due within one year
6.50% Senior Notes due November 2020	(a)	—	206	—	206
6.375% Senior Notes due December 2021	(a)	38	—	38	—
5.52% Senior Secured Notes due May 2022	(b)	93	88	92	87
5.375% Senior Secured Notes due May 2023	(c)	47	16	46	14
5.875% Senior Secured Notes due January 2024	(c)	83	83	80	79
7.75% Senior Secured Notes due October 2024	(c)	60	60	58	58
6.25% Senior Secured Notes due December 2024	(c)	62	62	60	60
6.125% Senior Secured Notes due August 2025	(c)	66	66	64	64
2.50% Senior Guaranteed Exchangeable Bonds due January 2027	(e)	—	—	6	—
11.50% Senior Guaranteed Notes due January 2027	(e)	—	—	61	—
Total debt due within one year		449	581	505	568
Total long-term debt		$6,927	$8,780	$7,302	$8,693

(a)	Transocean Inc., a 100 percent owned direct subsidiary of Transocean Ltd., is the issuer of the notes and debentures (the “Legacy Guaranteed Notes”). The Legacy Guaranteed Notes are fully and unconditionally, jointly and severally, guaranteed by Transocean Ltd.
(b)	The subsidiary issuer of the unregistered senior secured notes is a wholly owned indirect subsidiary of Transocean Inc. The senior secured notes are fully and unconditionally guaranteed by the owner of the collateral rig.
(c)	Each subsidiary issuer of the respective unregistered senior secured notes is a wholly owned indirect subsidiary of Transocean Inc. The senior secured notes are fully and unconditionally, jointly and severally, guaranteed by Transocean Ltd., Transocean Inc. and, in each case, the owner of the respective collateral rig or rigs.
(d)	Transocean Inc. is the issuer of the unregistered notes (collectively, the “Priority Guaranteed Notes”). The guaranteed senior unsecured notes are fully and unconditionally, jointly and severally, guaranteed by Transocean Ltd. and certain wholly owned indirect subsidiaries of Transocean Inc. and rank equal in right of payment of all of our existing and future unsecured unsubordinated obligations. Such notes are structurally senior to the Legacy Guaranteed Notes and the 7.00% notes due June 2028 and are structurally subordinate to the Senior Priority Guaranteed Notes, as defined below, to the extent of the value of the assets of the subsidiaries guaranteeing the notes.
(e)	Transocean Inc. is the issuer of the unregistered notes (together, the “Senior Priority Guaranteed Notes”). The priority guaranteed senior unsecured notes are fully and unconditionally, jointly and severally, guaranteed by Transocean Ltd. and certain wholly owned indirect subsidiaries of Transocean Inc. and rank equal in right of payment of all of our existing and future unsecured unsubordinated obligations. Such notes are structurally senior to the Priority Guaranteed Notes to the extent of the value of the assets of the subsidiaries guaranteeing the notes.
(f)	The subsidiary issuer of the registered notes is a wholly owned indirect subsidiary of Transocean Inc. The notes are fully and unconditionally guaranteed by Transocean Inc.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

Transocean Ltd. has no independent assets or operations, and its other subsidiaries not owned indirectly through Transocean Inc. are minor.  Transocean Inc. has no independent assets and operations, other than those related to its investments in non-guarantor operating companies and balances primarily pertaining to its cash and cash equivalents and debt.  Transocean Ltd. and Transocean Inc. are not subject to any significant restrictions on their ability to obtain funds from their consolidated subsidiaries by dividends, loans or capital distributions (see “—Indentures”).

Scheduled maturities—At December 31, 2020, the scheduled maturities of our debt, including the principal installments and other installments, representing the undiscounted projected interest payments of debt exchanged, were as follows (in millions):

	Principal	Other
	installments	installments	Total
Years ending December 31,
2021	$449	$67	$516
2022	448	76	524
2023	1,055	76	1,131
2024	853	77	930
2025	698	77	775
Thereafter	3,873	117	3,990
Total installments of debt	$7,376	$490	7,866
Total debt-related balances, net			(59)
Total carrying amount of debt			$7,807

Indentures—The indentures that govern our debt generally contain covenants that, among other things, limit our ability to incur certain liens on our drilling units without equally and ratably securing the notes, to engage in certain sale and lease back transactions covering any of our drilling units, to allow our subsidiaries to incur certain additional debt, or to engage in certain merger, consolidation or reorganization transactions or to enter into a scheme of arrangement qualifying as an amalgamation.

Additionally, the indentures that govern the 5.52% senior secured notes due May 2022, the 5.375% Senior Secured Notes due May 2023 (the “5.375% Senior Secured Notes”), the 5.875% senior secured notes due January 2024 (the “5.875% Senior Secured Notes”), the 7.75% senior secured notes due October 2024, the 6.25% senior secured notes due December 2024, the 6.125% senior secured notes due August 2025 (the “6.125% Senior Secured Notes”) and the 6.875% senior secured notes due February 2027 (the “6.875% Senior Secured Notes”) contain covenants that limit the ability of our subsidiaries that own or operate the collateral rigs to declare or pay dividends to their affiliates.

The indentures that govern the 2.50% senior guaranteed exchangeable bonds due January 2027 (the “Senior Guaranteed Exchangeable Bonds”) and the Exchangeable Senior Bonds require such bonds to be repurchased upon the occurrence of certain fundamental changes and events, at specified prices depending on the particular fundamental change or event, which include changes and events related to certain (i) change of control events applicable to Transocean Ltd. or Transocean Inc., (ii) the failure of our shares to be listed or quoted on a national securities exchange and (iii) specified tax matters.

Interest rate adjustments—The interest rates for certain of our notes are subject to adjustment from time to time upon a change to the credit rating of our non-credit enhanced senior unsecured long-term debt.  At December 31, 2020, the interest rate in effect for the 6.375% senior notes due December 2021, 3.80% senior notes due October 2022 and the 7.35% senior notes due December 2041 was 8.375 percent, 5.80 percent and 9.35 percent, respectively.

Secured Credit Facility—As of December 31, 2020, we have a bank credit agreement, as amended from time to time, that established a $1.3 billion secured revolving credit facility (the “Secured Credit Facility”), which is scheduled to expire on June 22, 2023.  The Secured Credit Facility is guaranteed by Transocean Ltd. and certain wholly owned subsidiaries.  The Secured Credit Facility is secured by, among other things, a lien on the ultra-deepwater floaters Deepwater Asgard, Deepwater Corcovado, Deepwater Invictus, Deepwater Mykonos, Deepwater Orion, Deepwater Skyros, Development Driller III, Dhirubhai Deepwater KG2 and Discoverer Inspiration and the harsh environment floaters Transocean Barents and Transocean Spitsbergen, the aggregate carrying amount of which was $5.2 billion at December 31, 2020.  The maximum borrowing capacity will be reduced to $1.0 billion if, and so long as, our leverage ratio, measured as the aggregate principal amount of debt outstanding to earnings before interest, taxes, depreciation and amortization, exceeds 10.00 to 1.00.  The Secured Credit Facility contains covenants that, among other things, include maintenance of certain guarantee and collateral coverage ratios, a maximum debt to capitalization ratio of 0.60 to 1.00 and minimum liquidity of $500 million.  The Secured Credit Facility also restricts the ability of Transocean Ltd. and certain of our subsidiaries to, among other things, merge, consolidate or otherwise make changes to the corporate structure, incur liens, incur additional indebtedness, enter into transactions with affiliates and pay dividends and other distributions.

We may borrow under the Secured Credit Facility at either (1) the reserve adjusted London interbank offered rate plus a margin (the “Secured Credit Facility Margin”), which ranges from 2.625 percent to 3.375 percent based on the credit rating of the Secured Credit Facility, or (2) the base rate specified in the credit agreement plus the Secured Credit Facility Margin, minus one percent per annum.  Throughout the term of the Secured Credit Facility, we pay a facility fee on the amount of the underlying commitment which ranges from

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

0.375 percent to 1.00 percent based on the credit rating of the Secured Credit Facility.  At December 31, 2020, based on the credit rating of the Secured Credit Facility on that date, the Secured Credit Facility Margin was 3.375 percent and the facility fee was 0.875 percent.  At December 31, 2020, we had no borrowings outstanding, $22 million of letters of credit issued, and we had $1.3 billion of available borrowing capacity under the Secured Credit Facility.

Debt issuances

Guaranteed senior unsecured notes—On January 17, 2020, we issued $750 million aggregate principal amount of 8.00% senior notes due February 2027 (the “8.00% Guaranteed Notes”), and we received aggregate cash proceeds of $743 million, net of issue costs.  We may redeem all or a portion of the 8.00% Guaranteed Notes on or prior to February 1, 2023 at a price equal to 100 percent of the aggregate principal amount plus a make-whole premium, and subsequently, at specified redemption prices.

On October 25, 2018, we issued $750 million aggregate principal amount of 7.25% senior notes due November 2025 (the “7.25% Guaranteed Notes”), and we received aggregate cash proceeds of $735 million, net of issue costs.  We may redeem all or a portion of the 7.25% Guaranteed Notes on or prior to November 1, 2021 at a price equal to 100 percent of the aggregate principal amount plus a make-whole premium, and subsequently, at specified redemption prices.

Priority guaranteed senior unsecured notes—On September 11, 2020, we issued $687 million aggregate principal amount of 11.50% senior guaranteed notes due January 2027 (the “11.50% Senior Guaranteed Notes”) in non-cash exchange offers, pursuant to an exchange offer memorandum, dated August 10, 2020, as supplemented, for an aggregate principal amount of $1.5 billion of several series of our existing debt securities that were validly tendered and accepted for purchase (the “Exchange Offers”).  In the year ended December 31, 2020, as a result of the Exchange Offers, we recognized a gain of $355 million ($0.58 per diluted share), with no tax effect, associated with the restructuring of debt (see “—Debt restructuring, repayment and retirement”).  We may redeem all or a portion of the 11.50% Senior Guaranteed Notes prior to July 30, 2023 at a price equal to 100 percent of the aggregate principal amount plus a make-whole premium, and subsequently, at specified redemption prices.  We may also use the net cash proceeds of certain equity offerings by Transocean Ltd. to redeem, on one or more occasions prior to July 30, 2023, up to a maximum of 40 percent of the original aggregate principal amount of the 11.50% Senior Guaranteed Notes, subject to certain adjustments, at a redemption price equal to 111.50 percent of the aggregate principal amount.

Senior guaranteed exchangeable bonds—On August 14, 2020, we issued $238 million aggregate principal amount of Senior Guaranteed Exchangeable Bonds in non-cash private exchanges for $397 million aggregate principal amount of the Exchangeable Senior Bonds (collectively, the “Private Exchange” and, together with the Exchange Offers, the “Exchange Transactions”).  In the year ended December 31, 2020, as a result of the Private Exchange, we recognized a gain of $72 million ($0.12 per diluted share), with no tax effect, associated with the restructuring of debt (see “—Debt restructuring, repayment and retirement”).  The Senior Guaranteed Exchangeable Bonds may be converted at any time prior to the close of business on the second business day immediately preceding the maturity date or redemption date at the current exchange rate of 162.1626 Transocean Ltd. shares per $1,000 note, which implies a conversion price of $6.17 per share, subject to adjustment upon the occurrence of certain events.  We may redeem all or a portion of the Senior Guaranteed Exchangeable Bonds (i) on or after August 14, 2022, if certain conditions related to the price of our shares have been satisfied, at a price equal to 100 percent of the aggregate principal amount and (ii) on or after August 14, 2023, at specified redemption prices.

We recorded the conversion feature of the Senior Guaranteed Exchangeable Bonds, measured at its estimated fair value of $46 million, to additional paid-in capital.  We estimated the fair value by employing a binomial lattice model and by using significant other observable inputs, representative of a Level 2 fair value measurement, including the expected volatility of the market price for our shares.  Perestroika AS, an entity affiliated with one of our directors that beneficially owns approximately 10 percent of our shares, exchanged $356 million aggregate principal amount of the Exchangeable Senior Bonds for $213 million aggregate principal amount of Senior Guaranteed Exchangeable Bonds.  Perestroika AS has certain registration rights related to its shares and shares that may be issued in connection with any exchange of its Senior Guaranteed Exchangeable Bonds.  At December 31, 2020, Perestroika AS held $213 million aggregate principal amount of the Senior Guaranteed Exchangeable Bonds.

Exchangeable senior bonds—In the year ended December 31, 2018, in connection with the Songa acquisition transactions, we issued $863 million aggregate principal amount of Exchangeable Senior Bonds, as partial consideration for the Songa shares and as consideration for refinancing certain Songa indebtedness.  The Exchangeable Senior Bonds may be converted at any time prior to the close of business on the business day immediately preceding the maturity date at the current exchange rate of 97.29756 shares per $1,000 note, which implies a conversion price of $10.28 per share, subject to adjustment upon the occurrence of certain events.  We estimated the aggregate fair value of the Exchangeable Senior Bonds, measured as of the issuance date, to be $1.0 billion, which represented a substantial premium of $172 million above par, and we recorded such premium to additional paid-in capital.  We estimated the fair value using significant other observable inputs, representative of a Level 2 fair value measurement, including the terms and credit spreads for the instruments.  At December 31, 2019, Perestroika AS held $356 million aggregate principal amount of the Exchangeable Senior Bonds, which were exchanged for $213 million aggregate principal amount of Senior Guaranteed Exchangeable Bonds.  See Note 21—Subsequent Event.

Senior secured notes—On February 1, 2019, we issued $550 million aggregate principal amount of 6.875% Senior Secured Notes, and we received $539 million aggregate cash proceeds, net of discount and issue costs.  The 6.875% Senior Secured Notes are

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

secured by the assets and earnings associated with the ultra-deepwater floater Deepwater Poseidon and the equity of the wholly owned subsidiaries that own or operate the collateral rig.  Additionally, we are required to maintain certain balances in restricted cash accounts to satisfy debt service requirements.  We are required to pay semiannual installments of (a) interest only through August 2021 and (b) principal and interest thereafter.  We may redeem all or a portion of the 6.875% Senior Secured Notes on or prior to February 1, 2022 at a price equal to 100 percent of the aggregate principal amount plus a make-whole premium, and subsequently, at specified redemption prices.

On May 24, 2019, we issued $525 million aggregate principal amount of 5.375% Senior Secured Notes, and we received $517 million aggregate cash proceeds, net of discount and issue costs.  The 5.375% Senior Secured Notes are secured by the assets and earnings associated with the harsh environment floaters Transocean Endurance and Transocean Equinox and the equity of the wholly owned subsidiaries that own or operate the collateral rigs.  Additionally, we are required to maintain certain balances in restricted cash accounts to satisfy debt service requirements.  We are required to pay semiannual installments of principal and interest.  We may redeem all or a portion of the 5.375% Senior Secured Notes on or prior to May 15, 2021 at a price equal to 100 percent of the aggregate principal amount plus a make-whole premium, and subsequently, at specified redemption prices.

In July 2018, we issued $750 million aggregate principal amount of 5.875% Senior Secured Notes and $600 million aggregate principal amount of 6.125% Senior Secured Notes, and we received aggregate cash proceeds of $733 million and $586 million, respectively, net of discount and issue costs.  The 5.875% Senior Secured Notes are secured by the assets and earnings associated with the harsh environment floaters Transocean Enabler and Transocean Encourage and the equity of the wholly owned subsidiaries that own or operate the collateral rigs.  The 6.125% Senior Secured Notes are secured by the assets and earnings associated with the ultra-deepwater floater Deepwater Pontus and the equity of the wholly owned subsidiaries that own or operate the collateral rig.  Additionally, we are required to maintain certain balances in restricted cash accounts to satisfy debt service and reserve requirements.  We are required to pay semiannual installments of principal and interest.  We may redeem all or a portion of the 5.875% Senior Secured Notes or the 6.125% Senior Secured Notes on or prior to July 15, 2021 or August 1, 2021, respectively, at a price equal to 100 percent of the aggregate principal amount plus a make-whole premium, and subsequently, at specified redemption prices.

Encumbered assets—At December 31, 2020 and 2019, we had restricted cash and cash equivalents of $365 million and $386 million, respectively, deposited in restricted accounts to satisfy debt service and reserve requirements for the senior secured notes.  At December 31, 2020 and 2019, the rigs encumbered for the senior secured notes, including Deepwater Conqueror, Deepwater Pontus, Deepwater Proteus, Deepwater Thalassa, Deepwater Poseidon, Transocean Enabler, Transocean Encourage, Transocean Endurance and Transocean Equinox, had an aggregate carrying amount of $6.1 billion and $6.3 billion, respectively.  We will be required to redeem the senior secured notes at a price equal to 100 percent of the aggregate principal amount without a make-whole premium, upon the occurrence of certain events related to the respective collateral rigs and the related drilling contracts.

Debt restructuring, repayment and retirement

Restructuring and early retirement—During the years ended December 31, 2020, 2019 and 2018, we restructured or retired certain notes as a result of exchange offers, private exchanges, redemption, tender offers and open market repurchases.  We recorded the Exchange Transactions completed in August 2020 and September 2020 under ASC 470-60, Troubled Debt Restructuring by Debtors.  The aggregate principal amounts, cash payments and recognized gain or loss for such transactions were as follows (in millions):

	Years ended December 31,
	2020					2019			2018
	Exchanged	Redeemed	Tendered	Repurchased	Total	Tendered	Repurchased	Total	Repurchased
6.50% Senior Notes due November 2020	$—	$—	$38	$15	$53	$57	$23	$80	$—
6.375% Senior Notes due December 2021	37	—	77	69	183	63	43	106	—
3.80% Senior Notes due October 2022	136	—	10	16	162	190	32	222	95
0.50% Exchangeable Senior Bonds due January 2023	397	—	—	4	401	—	—	—	—
5.375% Senior Secured Notes due May 2023	—	—	103	43	146	—	—	—	—
9.00% Senior Notes due July 2023	—	714	—	—	714	200	336	536	—
7.25% Senior Notes due November 2025	207	—	132	—	339	—	—	—	—
7.50% Senior Notes due January 2026	181	—	—	—	181	—	—	—	—
8.00% Senior Notes due February 2027	138	—	—	—	138	—	—	—	—
7.45% Notes due April 2027	35	—	—	—	35	—	—	—	—
8.00% Debentures due April 2027	35	—	—	—	35	—	—	—	—
7.00% Notes due June 2028	39	—	—	—	39	—	—	—	—
7.50% Notes due April 2031	192	—	—	—	192	—	—	—	—
6.80% Senior Notes due March 2038	390	—	—	—	390	—	—	—	—
7.35% Senior Notes due December 2041	123	—	—	—	123	—	—	—	—
Aggregate principal amount restructured or retired	$1,910	$714	$360	$147	$3,131	$510	$434	$944	$95

Aggregate cash payment	$10	$767	$222	$110	$1,109	$522	$449	$971	$95
Aggregate principal amount of debt issued in exchanges	$925	$—	$—	$—	$925	$—	$—	$—	$—
Aggregate net gain (loss)	$427	$(65)	$135	$36	$533	$(18)	$(23)	$(41)	$—

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

Debt assumption and repayment—In connection with the Songa acquisition, we assumed the rights and obligations under certain credit agreements, a subscription agreement and bond loan agreements.  In the year ended December 31, 2018, we made an aggregate cash payment equivalent to $1.65 billion to repay the outstanding debt obligations and terminate these agreements, and as a result, we recognized a loss of $3 million associated with the repayment of debt.

Scheduled maturities and installments—On the scheduled maturity date of November 16, 2020, we made a cash payment of $153 million to repay the outstanding 6.50% senior notes due November 2020, at a price equal to the aggregate principal amount.  In the years ended December 31, 2020, 2019 and 2018, we made an aggregate cash payment of $375 million, $354 million and $257 million, respectively, to repay other indebtedness in scheduled installments.

Note 10—Income Taxes

Overview—Transocean Ltd., a holding company and Swiss resident, is exempt from cantonal and communal income tax in Switzerland, but is subject to Swiss federal income tax.  For Swiss federal income taxes, qualifying net dividend income and net capital gains on the sale of qualifying investments in subsidiaries are exempt.  Consequently, there is not a direct relationship between our Swiss earnings before income taxes and our Swiss income tax expense.

Tax provision and rate—Our provision for income taxes is based on the tax laws and rates applicable in the jurisdictions in which we operate and earn income.  In the years ended December 31, 2020, 2019 and 2018, our effective tax rate was (5.1) percent, (4.9) percent and (12.8) percent, respectively, based on loss before income tax expense.  The relationship between our provision for or benefit from income taxes and our income or loss before income taxes can vary significantly from period to period considering, among other factors, (a) the overall level of income before income taxes, (b) changes in the blend of income that is taxed based on gross revenues rather than income before taxes, (c) rig movements between taxing jurisdictions and (d) our rig operating structures.

The components of our income tax provision (benefit) were as follows (in millions):

	Years ended December 31,
	2020	2019	2018
Current tax expense (benefit)	$(33)	$(189)	$244
Deferred tax expense (benefit)	60	248	(16)
Income tax expense	$27	$59	$228

A reconciliation of the income tax benefit computed at the Swiss holding company federal statutory rate of 7.83% and our reported consolidated income tax expense was as follows (in millions):

	Years ended December 31,
	2020	2019	2018
Income tax benefit at Swiss federal statutory rate	$(42)	$(94)	$(139)
Earnings subject to rates different than the Swiss federal statutory rate	82	189	(86)
Losses on impairment	52	35	114
Deemed profits taxes	19	22	8
Withholding taxes	6	11	8
Base erosion and anti-abuse tax	5	21	33
Benefit from foreign tax credits	(2)	(8)	(5)
Currency revaluation	(4)	5	11
Changes in unrecognized tax benefits, net	(15)	(268)	117
Effect of U.S. CARES Act	(28)	—	—
Changes in valuation allowance	(31)	37	67
Effect of operating structural changes	—	98	—
Effect of U.S. tax reform	—	—	104
Other, net	(15)	11	(4)
Income tax expense	$27	$59	$228

The Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”), enacted in March 2020, included certain changes to U.S. tax law, including, among others, extending up to five years the carryback period for net operating losses generated in tax years between December 31, 2017 and January 1, 2021.  In the year ended December 31, 2020, we recognized an income tax benefit of $28 million related to the carryback of our net operating losses under this provision.

In the year ended December 31, 2017, the U.S. introduced certain changes to tax law (“U.S. tax reform”), such as, among others, a transition tax and a base erosion and anti-abuse tax.  In the year ended December 31, 2018, to calculate the one-time transition tax, we completed the evaluation of our unremitted earnings and profits of certain of our non-U.S. subsidiaries that owned by U.S. subsidiaries for which the necessary information was not previously available, and we recorded income tax expense of $120 million for transition taxes, partially offset by $16 million for the utilization of estimated foreign tax credits.  In the years ended December 31, 2019 and 2018, we

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

recognized income tax expense of $21 million and $33 million, respectively, related to the bareboat charter structure of our U.S. operations, a significant portion of which is contractually reimbursable by our customers due to a change-in-law provision in certain drilling contracts.

Deferred taxes—The significant components of our deferred tax assets and liabilities were as follows (in millions):

	December 31,
	2020	2019
Deferred tax assets
Net operating loss carryforwards	$809	$571
Interest expense limitation	72	77
Accrued payroll costs not currently deductible	46	45
United Kingdom charter limitation	40	36
Tax credit carryforwards	21	22
Accrued expenses	18	16
Deferred income	14	41
Loss contingencies	3	38
Other	27	24
Valuation allowance	(685)	(716)
Total deferred tax assets	365	154

Deferred tax liabilities
Depreciation	(658)	(361)
Contract intangible amortization	(6)	(23)
Other	(7)	(16)
Total deferred tax liabilities	(671)	(400)

Deferred tax assets (liabilities), net	$(306)	$(246)

At December 31, 2020 and 2019, our deferred tax assets included U.S. foreign tax credit carryforwards of $21 million and $22 million, respectively, which will expire between 2024 and 2030.  Deferred tax assets related to our net operating losses were generated in various worldwide tax jurisdictions.  At December 31, 2020, our net deferred tax assets related to our net operating loss carryforwards included $572 million, which do not expire, and $237 million, which will expire between 2021 and 2037.

As of December 31, 2020, our consolidated cumulative loss incurred over the recent three-year period represented significant objective negative evidence for the evaluation of the realizability of our deferred tax assets.  Although such evidence has limited our ability to consider other subjective evidence, we evaluate each jurisdiction separately.  We consider objective evidence, such as contract backlog activity, in jurisdictions in which we have profitable contracts, and the ability to carryback losses or utilize losses against potential exposures.  If estimated future taxable income changes during the carryforward periods or if the cumulative loss is no longer present, we may adjust the amount of deferred tax assets that we expect to realize.  At December 31, 2020 and 2019, due to uncertainty of realization, we had a valuation allowance of $685 million and $716 million, respectively, on net operating losses and other deferred tax assets.

Our deferred tax liabilities include taxes related to the earnings of certain subsidiaries that are not indefinitely reinvested.  As of December 31, 2020, we consider the earnings of certain of our subsidiaries to be indefinitely reinvested, and we have not provided for deferred taxes on earnings of such subsidiaries.  If we were to make a distribution from the unremitted earnings of subsidiaries with indefinitely reinvested earnings, we may be subject to taxes payable to various jurisdictions.  However, it is not practicable to estimate the amount of tax that would ultimately be due if remitted.  If we were to change our expectations about distributing earnings of these subsidiaries, we may be required to record additional deferred taxes that could have a material effect on our consolidated statement of financial position, results of operations or cash flows.

Unrecognized tax benefits—The changes to unrecognized tax benefits, excluding interest and penalties that we recognize as a component of income tax expense, were as follows (in millions):

	Years ended December 31,
	2020	2019	2018
Balance, beginning of period	$335	$408	$222
Additions for current year tax positions	90	144	29
Additions for prior year tax positions	11	6	172
Reductions related to statute of limitation expirations and changes in law	(7)	(138)	(8)
Reductions for prior year tax positions	(51)	(66)	(7)
Reductions due to settlements	—	(19)	—
Balance, end of period	$378	$335	$408

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

Our unrecognized tax benefits, including related interest and penalties that we recognize as a component of income tax expense, were as follows (in millions):

	December 31,
	2020	2019
Unrecognized tax benefits, excluding interest and penalties	$378	$335
Interest and penalties	41	34
Unrecognized tax benefits, including interest and penalties	$419	$369

In the years ended December 31, 2020, 2019 and 2018, we recognized, as a component of our income tax provision, expense of $7 million, benefit of $72 million and expense of $13 million, respectively, related to interest and penalties associated with our unrecognized tax benefits.  As of December 31, 2020, we have unrecognized benefits of $419 million, including interest and penalties, of which $261 million are netted against net operating loss deferred tax assets resulting in net unrecognized tax benefits of $158 million, including interest and penalties, that upon reversal would favorably impact our effective tax rate.  During the year ending December 31, 2021, it is reasonably possible that our existing liabilities for unrecognized tax benefits may increase or decrease, primarily due to the progression of open audits and the expiration of statutes of limitation.  However, we cannot reasonably estimate a range of potential changes in our existing liabilities for unrecognized tax benefits due to various uncertainties, such as the unresolved nature of various audits.

Tax returns—We file federal and local tax returns in several jurisdictions throughout the world.  With few exceptions, we are no longer subject to examinations of our U.S. and non-U.S. tax matters for years prior to 2014.  Our tax returns in the significant jurisdictions in which we operate, other than Brazil, as mentioned below, are generally subject to examination for periods ranging from three to six years.  Tax authorities in certain jurisdictions are examining our tax returns and, in some cases, have issued assessments.  We are defending our tax positions in those jurisdictions.  While we cannot predict or provide assurance as to the timing or the outcome of these proceedings, we do not expect the ultimate liability to have a material adverse effect on our consolidated statement of financial position or results of operations, although it may have a material adverse effect on our consolidated statement of cash flows.

Brazil tax investigations—In December 2005, the Brazilian tax authorities began issuing tax assessments with respect to our tax returns for the years 2000 through 2004.  In May 19, 2014, the Brazilian tax authorities issued an additional tax assessment for the years 2009 and 2010.  We filed protests with the Brazilian tax authorities for the assessments and are currently engaged in the appeals process.  During the years ended December 31, 2018 and 2019, a portion of two cases were favorably closed.  As of December 31, 2020, the remaining aggregate tax assessment, including interest and penalties, was for corporate income tax of BRL 640 million, equivalent to approximately $123 million, and indirect tax of BRL 95 million, equivalent to $18 million.  We believe our returns are materially correct as filed, and we are vigorously contesting these assessments.  An unfavorable outcome on these proposed assessments could have a material adverse effect on our consolidated statement of financial position, results of operations or cash flows.

Other tax matters—We conduct operations through our various subsidiaries in countries throughout the world.  Each country has its own tax regimes with varying nominal rates, deductions and tax attributes.  From time to time, we may identify changes to previously evaluated tax positions that could result in adjustments to our recorded assets and liabilities.  Although we are unable to predict the outcome of these changes, we do not expect the effect, if any, resulting from these adjustments to have a material adverse effect on our consolidated statement of financial position, results of operations or cash flows.

Note 11—Loss Per Share

The computation of basic and diluted loss per share was as follows (in millions, except per share data):

	Years ended December 31,
	2020	2019	2018
Numerator for loss per share, basic and diluted
Net loss attributable to controlling interest	$(567)	$(1,255)	$(1,996)

Denominator for loss per share, basic and diluted
Weighted-average shares outstanding	614	611	467
Effect of share-based awards	1	1	1
Weighted-average shares for per share calculation	615	612	468

Loss per share, basic and diluted	$(0.92)	$(2.05)	$(4.27)

In the years ended December 31, 2020, 2019 and 2018, we excluded from the calculation 10.8 million, 12.0 million and 10.6 million share-based awards, respectively, since the effect would have been anti-dilutive.  In the years ended December 31, 2020, 2019 and 2018, we excluded from the calculation 84.0 million, 84.0 million and 77.2 million shares, respectively, issuable upon conversion of the Senior Guaranteed Exchangeable Bonds and the Exchangeable Senior Bonds since the effect would have been anti-dilutive.

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

Note 12—Postemployment Benefit Plans

Defined contribution plans

We sponsor defined contribution plans for our employees in most markets in which we operate worldwide, the most significant of which were as follows: (1) a qualified savings plan covering certain eligible employees working in the U.S., (2) various savings plans covering eligible employees working in Norway, (3) a non-qualified savings plan covering certain eligible employees working outside the U.S., the U.K. and Norway and (4) a qualified savings plan covering certain eligible employees working in the U.K.  In the years ended December 31, 2020, 2019 and 2018, we recognized expense of $56 million, $52 million and $50 million, respectively, related to our defined contribution plans globally.

Defined benefit pension and other postemployment benefit plans

Overview—As of December 31, 2020, we had defined benefit plans in the U.S., the United Kingdom (“U.K.”), and Norway, all of which have ceased accruing benefits.  As of December 31, 2020, in the U.S., we had three funded and three unfunded defined benefit plans (the “U.S. Plans”); in the U.K., we had one funded defined benefit plan (the “U.K. Plan”); and after terminating the majority of our plans in Norway as required by local authorities, we had two remaining defined benefit plans, one funded and one unfunded (the “Norway Plans” and, together with the U.K. Plan, the “Non-U.S. Plans”).  Additionally, we maintain certain unfunded other postemployment benefit plans (collectively, the “OPEB Plans”), under which benefits to eligible participants diminish during a phase-out period ending December 31, 2025.  We maintain the benefit obligations under our plans until they are fully satisfied.

Net periodic benefit costs—We estimated our net periodic benefit costs using the following weighted-average assumptions:

	Year ended December 31, 2020			Year ended December 31, 2019			Year ended December 31, 2018
	U.S.	Non-U.S.	OPEB	U.S.	Non-U.S.	OPEB	U.S.	Non-U.S.	OPEB
	Plans	Plans	Plans	Plans	Plans	Plans	Plans	Plans	Plans
Discount rate	3.27%	2.10%	2.39%	4.32%	2.86%	3.56%	3.68%	2.49%	2.93%
Expected rate of return	5.90%	3.10%	na	6.20%	4.39%	na	6.21%	4.72%	na

“na” means not applicable.

Net periodic benefit costs recognized included the following components (in millions):

	Year ended December 31, 2020				Year ended December 31, 2019				Year ended December 31, 2018
	U.S.	Non-U.S.	OPEB		U.S.	Non-U.S.	OPEB		U.S.	Non-U.S.	OPEB
	Plans	Plans	Plans	Total	Plans	Plans	Plans	Total	Plans	Plans	Plans	Total
Net periodic benefit costs
Service cost	$—	$1	$—	$1	$—	$7	$—	$7	$—	$7	$—	$7
Interest cost	55	8	—	63	63	10	1	74	61	10	1	72
Expected return on plan assets	(67)	(14)	—	(81)	(71)	(17)	—	(88)	(72)	(19)	—	(91)
Special termination benefits	—	—	—	—	—	—	—	—	—	—	1	1
Settlements and curtailments	1	12	—	13	1	2	—	3	—	(1)	(4)	(5)
Actuarial loss, net	9	1	1	11	3	—	—	3	8	1	—	9
Prior service gain, net	—	—	(2)	(2)	—	—	(2)	(2)	—	—	(2)	(2)
Net periodic benefit costs (income)	$(2)	$8	$(1)	$5	$(4)	$2	$(1)	$(3)	$(3)	$(2)	$(4)	$(9)

Funded status—We estimated our benefit obligations using the following weighted-average assumptions:

	December 31, 2020			December 31, 2019
	U.S.	Non-U.S.	OPEB	U.S.	Non-U.S.	OPEB
	Plans	Plans	Plans	Plans	Plans	Plans
Discount rate	2.60%	1.50%	1.21%	3.27%	2.13%	2.39%
Expected long-term rate of return	5.51%	3.20%	na	5.91%	3.18%	na

“na” means not applicable.

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

The changes in projected benefit obligation, plan assets and funded status and the amounts recognized on our consolidated balance sheets were as follows (in millions):

	Year ended December 31, 2020				Year ended December 31, 2019
	U.S.	Non-U.S.	OPEB		U.S.	Non-U.S.	OPEB
	Plans	Plans	Plans	Total	Plans	Plans	Plans	Total
Change in projected benefit obligation
Projected benefit obligation, beginning of period	$1,696	$395	$17	$2,108	$1,527	$338	$17	$1,882
Actuarial (gains) losses, net	148	46	1	195	202	45	1	248
Service cost	—	1	—	1	—	7	—	7
Interest cost	55	8	—	63	63	10	1	74
Currency exchange rate changes	—	9	—	9	—	14	—	14
Benefits paid	(72)	(24)	(2)	(98)	(72)	(19)	(2)	(93)
Settlements	(2)	(52)	—	(54)	(24)	—	—	(24)
Plan amendment	—	1	—	1	—	—	—	—
Projected benefit obligation, end of period	1,825	384	16	2,225	1,696	395	17	2,108

Change in plan assets
Fair value of plan assets, beginning of period	1,369	430	—	1,799	1,189	378	—	1,567
Actual return on plan assets	267	50	—	317	272	39	—	311
Currency exchange rate changes	—	6	—	6	—	16	—	16
Employer contributions	3	9	2	14	4	16	2	22
Benefits paid	(72)	(24)	(2)	(98)	(72)	(19)	(2)	(93)
Settlements	(2)	(51)	—	(53)	(24)	—	—	(24)
Fair value of plan assets, end of period	1,565	420	—	1,985	1,369	430	—	1,799

Funded status, end of period	$(260)	$36	$(16)	$(240)	$(327)	$35	$(17)	$(309)

Balance sheet classification, end of period:
Pension asset, non-current	$—	$37	$—	$37	$—	$42	$—	$42
Pension liability, current	(1)	(1)	(3)	(5)	(1)	(1)	(3)	(5)
Pension liability, non-current	(259)	—	(13)	(272)	(326)	(6)	(14)	(346)
Accumulated other comprehensive loss (income), before taxes	242	80	(10)	312	304	84	(12)	376

Accumulated benefit obligation, end of period	$1,825	$384	$16	$2,225	$1,696	$385	$17	$2,098

The aggregate projected benefit obligation and fair value of plan assets for plans with a projected benefit obligation in excess of plan assets were as follows (in millions):

	December 31, 2020				December 31, 2019
	U.S.	Non-U.S.	OPEB		U.S.	Non-U.S.	OPEB
	Plans	Plans	Plans	Total	Plans	Plans	Plans	Total
Projected benefit obligation	$1,825	$2	$16	$1,843	$1,696	$56	$17	$1,769
Fair value of plan assets	1,565	1	—	1,566	1,369	49	—	1,418

The aggregate accumulated benefit obligation and fair value of plan assets for plans with an accumulated benefit obligation in excess of plan assets were as follows (in millions):

	December 31, 2020				December 31, 2019
	U.S.	Non-U.S.	OPEB		U.S.	Non-U.S.	OPEB
	Plans	Plans	Plans	Total	Plans	Plans	Plans	Total
Accumulated benefit obligation	$1,825	$2	$16	$1,843	$1,696	$1	$17	$1,714
Fair value of plan assets	1,565	1	—	1,566	1,369	—	—	1,369

The amounts in accumulated other comprehensive loss (income) that have not been recognized were as follows (in millions):

	December 31, 2020				December 31, 2019
	U.S.	Non-U.S.	OPEB		U.S.	Non-U.S.	OPEB
	Plans	Plans	Plans	Total	Plans	Plans	Plans	Total
Actuarial loss, net	$242	$78	$2	$322	$304	$84	$2	$390
Prior service cost, net	—	2	(12)	(10)	—	—	(14)	(14)
Accumulated other comprehensive loss (income), before taxes	$242	$80	$(10)	$312	$304	$84	$(12)	$376

Plan assets—The weighted-average target and actual allocations of assets for the funded defined benefit plans were as follows:

	December 31, 2020				December 31, 2019
	Target allocation		Actual allocation		Target allocation		Actual allocation
	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.
	Plans	Plans	Plans	Plans	Plans	Plans	Plans	Plans
Equity securities	50%	27%	55%	25%	50%	24%	51%	27%
Fixed income securities	50%	73%	45%	74%	50%	60%	49%	56%
Other investments	—%	—%	—%	1%	—	16%	—	17%
Total	100%	100%	100%	100%	100%	100%	100%	100%

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

We periodically review our investment policies, plan assets and asset allocation strategies to evaluate performance relative to specified objectives.  In determining our asset allocation strategies for the U.S. Plans, we review the results of regression models to assess the most appropriate target allocation for each plan, given the plan’s status, demographics and duration.  For the U.K. Plan, the plan trustees establish the asset allocation strategies consistent with the regulations of the U.K. pension regulators and in consultation with financial advisors and company representatives.  Investment managers for the U.S. Plans and the U.K. Plan are given established ranges within which the investments may deviate from the target allocations.  For the Norway Plans, which are group pension schemes with life insurance companies, we establish minimum rates of return under the terms of the investment contracts.

The investments for the funded defined benefit plans were categorized as follows (in millions):

	December 31, 2020
	Significant observable inputs			Significant other observable inputs			Total
	U.S.	Non-U.S.		U.S.	Non-U.S.		U.S.	Non-U.S.
	Plans	Plans	Total	Plans	Plans	Total	Plans	Plans	Total
Mutual funds
U.S. equity funds	$586	$—	$586	$—	$—	$—	$586	$—	$586
Non-U.S. equity funds	263	—	263	7	103	110	270	103	373
Bond funds	699	—	699	4	310	314	703	310	1,013
Total mutual funds	1,548	—	1,548	11	413	424	1,559	413	1,972

Other investments
Cash and money market funds	6	6	12	—	—	—	6	6	12
Property collective trusts	—	—	—	—	—	—	—	—	—
Investment contracts	—	—	—	—	1	1	—	1	1
Total other investments	6	6	12	—	1	1	6	7	13

Total investments	$1,554	$6	$1,560	$11	$414	$425	$1,565	$420	$1,985

	December 31, 2019
	Significant observable inputs			Significant other observable inputs			Total
	U.S.	Non-U.S.		U.S.	Non-U.S.		U.S.	Non-U.S.
	Plans	Plans	Total	Plans	Plans	Total	Plans	Plans	Total
Mutual funds
U.S. equity funds	$480	$—	$480	$1	$—	$1	$481	$—	$481
Non-U.S. equity funds	216	—	216	5	115	120	221	115	336
Bond funds	656	—	656	6	240	246	662	240	902
Total mutual funds	1,352	—	1,352	12	355	367	1,364	355	1,719

Other investments
Cash and money market funds	5	4	9	—	—	—	5	4	9
Property collective trusts	—	—	—	—	20	20	—	20	20
Investment contracts	—	—	—	—	51	51	—	51	51
Total other investments	5	4	9	—	71	71	5	75	80

Total investments	$1,357	$4	$1,361	$12	$426	$438	$1,369	$430	$1,799

The U.S. Plans and the U.K. Plan invest primarily in passively managed funds that reference market indices.  The funded Norway Plan is subject to contractual terms under selected insurance programs.  The plan investment managers have discretion to select the securities held within each asset category.  Given this discretion, the managers may occasionally invest in our debt or equity securities and may hold either long or short positions in such securities.  As the plan investment managers are required to maintain well diversified portfolios, the actual investment in our securities would be immaterial relative to asset categories and the overall plan assets.

Funding contributions—In the years ended December 31, 2020, 2019 and 2018, we made an aggregate contribution of $14 million, $22 million and $17 million, respectively, to the defined benefit pension plans and the OPEB Plans using our cash flows from operations.  In the year ending December 31, 2021, we expect to make an aggregate contribution of $11 million, including $8 million and $3 million to the defined benefit pension plans and the OPEB Plans, respectively.

Benefit payments—The projected benefits payments were as follows (in millions):

	U.S.	Non-U.S.	OPEB
	Plans	Plans	Plans	Total
Years ending December 31,
2021	$80	$7	$3	$90
2022	81	7	3	91
2023	82	8	3	93
2024	83	8	3	94
2025	83	10	3	96
2026 - 2030	422	59	1	482

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

Note 13—Commitments and Contingencies

Purchase and service agreement obligations

We have purchase obligations with shipyards and other contractors primarily related to our newbuild construction programs.  We also have long-term service agreements with original equipment manufacturers to provide services and parts, primarily related to our pressure control systems.  The future payments required under our service agreements were estimated based on our projected operating activity and may vary subject to actual operating activity.  At December 31, 2020, the aggregate future payments required under our purchase obligations and our service agreement obligations were as follows (in millions):

		Service
	Purchase	agreement
	obligations	obligations
Years ending December 31,
2021	$933	$103
2022	1	116
2023	—	121
2024	—	126
2025	—	130
Thereafter	—	307
Total	$934	$903

Letters of credit and surety bonds

At December 31, 2020 and 2019, we had outstanding letters of credit totaling $24 million and $19 million, respectively, issued under various committed and uncommitted credit lines provided by banks to guarantee various contract bidding, performance activities and customs obligations.  At December 31, 2020 and 2019, we also had outstanding surety bonds totaling $153 million and $113 million, respectively, to secure customs obligations related to the importation of our rigs and certain performance and other obligations.  At December 31, 2020 and 2019, the aggregate cash collateral held by institutions to secure our letters of credit and surety bonds was $8 million and $10 million, respectively.

Legal proceedings

Debt exchange litigation and purported notice of default—Prior to the consummation of the Exchange Transactions (see Note 9—Debt), we completed certain internal reorganization transactions (the “Internal Reorganization”).  In September 2020, funds managed by, or affiliated with, Whitebox Advisors LLC (“Whitebox”) as holders of certain series of our notes subject to the Exchange Offers, filed a claim (the “Claim”) in the U.S. District Court for the Southern District of New York (the “Court”) related to such certain internal reorganization transactions and the Exchange Offers.  Additionally, in September and October 2020, Whitebox and funds managed by, or affiliated with, Pacific Investment Management Company LLC, as debtholders, together with certain other advisors and debtholders, provided purported notices of alleged default with respect to the indentures governing, respectively, the 8.00% Guaranteed Notes and the 7.25% Guaranteed Notes.

On September 23, 2020, we filed an answer to the Claim with the Court and asserted counterclaims seeking a declaratory judgment that, among other matters, the Internal Reorganization did not cause a default under the indenture governing the 8.00% Guaranteed Notes.  Concurrently, with our answer and counterclaims, we also submitted a motion for summary judgment seeking an expedited judgment on our request for declaratory judgment.  Whitebox subsequently submitted a cross-motion for summary judgment seeking dismissal of our counterclaims.  On November 30, 2020, while awaiting the Court’s ruling on our motion for summary judgment, we amended certain of our financing documents and implemented certain internal reorganization transactions, which resolved the allegations contained in the purported notices of default.  On December 17, 2020, the Court issued its ruling granting our motion for summary judgment and denying the plaintiff’s cross-motion for summary judgment, holding, among other matters, that the allegations contained in the purported notice of default did not constitute a default under the indenture governing the 8.00% Guaranteed Notes.  Whitebox has appealed the Court’s ruling.

The facts alleged in the purported notice of default under the 8.00% Guaranteed Notes were the same as the facts underlying the Claim and the purported notice of default under the 7.25% Guaranteed Notes.  Accordingly, following the amendment and internal reorganization transactions on November 30, 2020, and the subsequent ruling from the Court granting our motion for summary judgment, we do not expect the liability, if any, resulting from these matters to have a material adverse effect on our consolidated statement of financial position, results of operations or cash flows.

Macondo well incident—As of December 31, 2020, all significant litigation, including civil and criminal claims, resulting from the blowout of the Macondo well that caused a fire and explosion on the ultra-deepwater floater Deepwater Horizon off the coast of Louisiana had been resolved.  At December 31, 2019, the remaining liability for estimated loss contingencies that were probable and for which a reasonable estimate could be made was $124 million, recorded in other current liabilities, the majority of which was related to the settlement agreement that we and the Plaintiff Steering Committee filed in May 2015 (the “PSC Settlement Agreement”) with the U.S. District Court for

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

the Eastern District of Louisiana (the “MDL Court”), the court in which most claims against us were consolidated by the U.S. Judicial Panel on Multidistrict Litigation.  In the years ended December 31, 2019 and 2018, the MDL Court released $33 million and $58 million, respectively, from and escrow account established by the MDL Court to satisfy our obligations under the PSC Settlement Agreement.  At December 31, 2019, the remaining cash balance in the escrow account was $125 million, recorded in restricted cash accounts and investments.  In June 2020, the MDL Court released the remaining assets held in the escrow account to satisfy our remaining obligations under the PSC Settlement Agreement.

Asbestos litigation—In 2004, several of our subsidiaries were named, along with numerous other unaffiliated defendants, in complaints filed in the Circuit Courts of the State of Mississippi, and in 2014, a group of similar complaints were filed in Louisiana.  The plaintiffs, former employees of some of the defendants, generally allege that the defendants used or manufactured asbestos containing drilling mud additives for use in connection with drilling operations, claiming negligence, products liability, strict liability and claims allowed under the Jones Act and general maritime law.  The plaintiffs generally seek awards of unspecified compensatory and punitive damages, but the court-appointed special master has ruled that a Jones Act employer defendant, such as us, cannot be sued for punitive damages.  At December 31, 2020, eight plaintiffs have claims pending in Louisiana, in which we have or may have an interest.  We intend to defend these lawsuits vigorously, although we can provide no assurance as to the outcome.  We historically have maintained broad liability insurance, although we are not certain whether insurance will cover the liabilities, if any, arising out of these claims.  Based on our evaluation of the exposure to date, we do not expect the liability, if any, resulting from these claims to have a material adverse effect on our consolidated statement of financial position, results of operations or cash flows.

One of our subsidiaries has been named as a defendant, along with numerous other companies, in lawsuits arising out of the subsidiary’s manufacture and sale of heat exchangers, and involvement in the construction and refurbishment of major industrial complexes alleging bodily injury or personal injury as a result of exposure to asbestos.  As of December 31, 2020, the subsidiary was a defendant in approximately 255 lawsuits with a corresponding number of plaintiffs.  For many of these lawsuits, we have not been provided sufficient information from the plaintiffs to determine whether all or some of the plaintiffs have claims against the subsidiary, the basis of any such claims, or the nature of their alleged injuries.  The operating assets of the subsidiary were sold in 1989.  In September 2018, the subsidiary and certain insurers agreed to a settlement of outstanding disputes that provided the subsidiary with cash and an annuity.  Together with a coverage-in-place agreement with certain insurers and additional coverage issued by other insurers, we believe the subsidiary has sufficient resources to respond to both the current lawsuits as well as future lawsuits of a similar nature.  While we cannot predict or provide assurance as to the outcome of these matters, we do not expect the ultimate liability, if any, resulting from these claims to have a material adverse effect on our consolidated statement of financial position, results of operations or cash flows.

Other matters—We are involved in various tax matters, various regulatory matters, and a number of claims and lawsuits, asserted and unasserted, all of which have arisen in the ordinary course of our business.  We do not expect the liability, if any, resulting from these other matters to have a material adverse effect on our consolidated statement of financial position, results of operations or cash flows.  We cannot predict with certainty the outcome or effect of any of the litigation matters specifically described above or of any such other pending, threatened, or possible litigation or liability.  We can provide no assurance that our beliefs or expectations as to the outcome or effect of any tax, regulatory, lawsuit or other litigation matter will prove correct and the eventual outcome of these matters could materially differ from management’s current estimates.

Environmental matters

We have certain potential liabilities under the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”) and similar state acts regulating cleanup of hazardous substances at various waste disposal sites, including those described below.  CERCLA is intended to expedite the remediation of hazardous substances without regard to fault.  Potentially responsible parties (“PRPs”) for each site include present and former owners and operators of, transporters to and generators of the substances at the site.  It is difficult to quantify the potential cost of environmental matters and remediation obligations.  Liability is strict and can be joint and several.

One of our subsidiaries was named as a PRP in connection with a site located in Santa Fe Springs, California, known as the Waste Disposal, Inc. site.  We and other PRPs agreed, under a participation agreement with the U.S. Environmental Protection Agency (the “EPA”) and the U.S. Department of Justice, to settle our potential liabilities by remediating the site.  The remedial action for the site was completed in 2006.  Our share of the ongoing operating and maintenance costs has been insignificant, and we do not expect any additional potential liabilities to be material.  Resolutions of other claims by the EPA, the involved state agency or PRPs are at various stages of investigation.  Nevertheless, based on available information, we do not expect the ultimate liability, if any, resulting from all environmental matters, including the liability for all related pending legal proceedings, asserted legal claims, the potential claims in Alhambra, California, for which tests detected no contaminants, and known potential legal claims that are likely to be asserted, to have a material adverse effect on our consolidated statement of financial position, results of operations or cash flows.

Note 14—Equity

Shares held by subsidiaries—One of our subsidiaries holds our shares for future use to satisfy our obligations to deliver shares in connection with awards granted under our incentive plans or other rights to acquire our shares.  At December 31, 2020 and 2019, our subsidiary held 24.5 million and 6.1 million shares, respectively.

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

Accumulated other comprehensive loss—The changes in accumulated other comprehensive loss, presented net of tax, for our defined benefit pension plans were as follows (in millions):

	Years ended December 31,
	2020	2019
Balance, beginning of period	$(324)	$(279)

Other comprehensive income (loss) before reclassifications	38	(25)
Reclassifications to net loss	23	4
Other comprehensive income (loss), net	61	(21)
Effect of adopting accounting standards update	—	(24)
Balance, end of period	$(263)	$(324)

Redeemable noncontrolling interest—Until June 11, 2018, we owned a 65 percent interest in Angola Deepwater Drilling Company Ltd. (“ADDCL”), a Cayman Islands company and variable interest entity for which we concluded that we were the primary beneficiary.  Angco Cayman Limited (“Angco Cayman”) owned the remaining a 35 percent interest in ADDCL.  Under the terms of ADDCL’s governing documents, Angco Cayman had the right to require us to purchase its interest in ADDCL for cash, and accordingly, we presented the carrying amount of Angco Cayman’s ownership interest as redeemable noncontrolling interest on our consolidated balance sheets.  We also had the right under ADDCL’s governing documents to require Angco Cayman to sell us its interest, and we exercised that right.  On June 11, 2018, pursuant to a settlement requiring no cash payment, we acquired the interests in ADDCL not previously owned by us, and ADDCL became our wholly owned subsidiary.  In connection with the acquisition, we reallocated the $53 million aggregate carrying amount of the redeemable noncontrolling interest to additional paid-in capital.

Note 15—Share-Based Compensation

Overview

We have a long-term incentive plan (the “Long-Term Incentive Plan”) for executives, key employees and non-employee directors under which awards can be granted in the form of restricted share units, restricted shares, stock options, stock appreciation rights and cash performance awards.  Awards may be granted as service awards that are earned over a defined service period or as performance awards that are earned based on the achievement of certain market factors or performance targets or a combination of market factors and performance targets.  Our compensation committee of our board of directors determines the terms and conditions of the awards granted under the Long-Term Incentive Plan.  At December 31, 2020, we had 62.9 million shares authorized and 22.0 million shares available to be granted under the Long-Term Incentive Plan.  At December 31, 2020, the total unrecognized compensation cost related to our unvested share-based awards was $24 million, which is expected to be recognized over a weighted-average period of 1.4 years.

Service awards typically vest either in three equal annual installments beginning on the first anniversary date of the grant or in an aggregate installment at the end of the stated vesting period.  Performance awards typically are subject to a three-year measurement period during which the number of options or shares to be issued remains uncertain until the end of the measurement period, at which time the awarded number of options or shares to be issued is determined.  The performance awards typically vest in one aggregate installment following the determination date.  Stock options are subject to a stated vesting period and, once vested, typically have a seven-year term during which they are exercisable.

Service awards

Restricted share units—A restricted share unit is a notional unit that is equal to one share but has no voting rights until the underlying share is issued.  The following table summarizes unvested activity for service-based units granted under our incentive plans during the year ended December 31, 2020:

	Number	Weighted-average
	of	grant-date fair value
	units	per unit
Unvested at January 1, 2020	4,719,578	$9.11
Granted	7,093,421	1.41
Vested	(2,817,155)	8.63
Forfeited	(92,874)	7.25
Unvested at December 31, 2020	8,902,970	$3.14

In the year ended December 31, 2020, the vested service-based units had an aggregate grant-date fair value of $24 million.  During the years ended December 31, 2019 and 2018, we granted 3,044,494 and 2,521,939 service-based units, respectively, with a per unit weighted-average grant-date fair value of $8.33 and $9.67, respectively.  During the years ended December 31, 2019 and 2018, we had 2,224,030 and 2,087,141 service-based units, respectively, that vested with an aggregate grant-date fair value of $23 million and $27 million, respectively.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

Stock options—The following table summarizes activity for vested and unvested service-based stock options outstanding under our incentive plans during the year ended December 31, 2020:

			Weighted-average
	Number	Weighted-average	remaining	Aggregate
	of shares	exercise price	contractual term	intrinsic value
	under option	per share	(years)	(in millions)
Outstanding at January 1, 2020	4,864,425	$14.48	7.34	$—
Forfeited	(358,414)	18.53	—	—
Expired	(120,864)	81.32	—	—
Outstanding at December 31, 2020	4,385,147	$12.31	6.62	$—

Vested and exercisable at December 31, 2020	3,029,699	$13.98	6.08	$—

In the years ended December 31, 2020, 2019 and 2018, the vested stock options had an aggregate grant-date fair value of $12 million, $10 million and $6 million, respectively.  At December 31, 2020 and 2019, there were outstanding unvested stock options to purchase 1,355,448 and 2,651,514 shares, respectively.  During the years ended December 31, 2019 and 2018, we granted stock options to purchase 1,594,528 and 1,249,266 shares, respectively, with a per option weighted-average grant-date fair value of $8.35 and $9.18, respectively.

Performance awards

Restricted share units—We grant performance awards in the form of restricted share units that can be earned depending on the achievement of market factors.  The number of shares ultimately earned per unit is quantified upon completion of the specified period at the determination date.  The following table summarizes unvested activity for performance-based units under our incentive plans during the year ended December 31, 2020:

	Number	Weighted-average
	of	grant-date fair value
	units	per unit
Unvested at January 1, 2020	2,081,619	$10.78
Granted	2,530,460	1.80
Vested	(999,332)	10.79
Forfeited	(51,863)	10.78
Unvested at December 31, 2020	3,560,884	$4.40

In each of the years ended December 31, 2020, 2019 and 2018, the vested performance-based units had an aggregate grant-date fair value of $11 million.  During the years ended December 31, 2019 and 2018, we granted 1,067,316 and 1,074,054 performance-based units, respectively, with a per unit weighted-average grant-date fair value of $10.77 and $10.79, respectively.

Note 16—Supplemental Balance Sheet Information

Other current liabilities were comprised of the following (in millions):

	December 31,
	2020	2019
Other current liabilities
Accrued payroll and employee benefits	$224	$207
Accrued interest	128	169
Accrued taxes, other than income	66	73
Finance lease liability	37	35
Operating lease liabilities	8	13
Deferred revenues	133	100
Contingent liabilities	60	180
Other	3	4
Total other current liabilities	$659	$781

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

Other long-term liabilities were comprised of the following (in millions):

	December 31,
	2020	2019
Other long-term liabilities
Postemployment benefit plan obligations	$272	$346
Finance lease liability	407	444
Operating lease liabilities	114	116
Income taxes payable	202	179
Deferred revenues	323	429
Other	48	41
Total other long-term liabilities	$1,366	$1,555

Note 17—Supplemental Cash Flow Information

The reconciling adjustments of our net cash provided by operating activities that were attributable to the net change in other operating assets and liabilities were as follows (in millions):

	Years ended December 31,
	2020	2019	2018
Changes in other operating assets and liabilities
Decrease in accounts receivable	$67	$87	$180
(Increase) decrease in other assets	(113)	(30)	3
Decrease in accounts payable and other current liabilities	(254)	(21)	(154)
Increase (decrease) in other long-term liabilities	2	(34)	80
Change in income taxes receivable / payable, net	(69)	(303)	125
Change in receivables from / payables to affiliates, net	14	(10)	—
	$(353)	$(311)	$234

Additional cash flow information was as follows (in millions):

	Years ended December 31,
	2020	2019	2018
Certain cash operating activities
Cash payments for interest	$593	$648	$570
Cash payments for income taxes	70	121	151

Non-cash investing and financing activities
Capital additions, accrued at end of period (a)	$15	$48	$30
Issuance of debt in exchange transactions (b)	925	—	—
Equity component of exchangeable debt (c)	46	—	—
Issuance of shares in business combinations (d)	—	—	2,112
Issuance of debt in business combination (e)	—	—	1,026

(a)	Additions to property and equipment for which we had accrued a corresponding liability in accounts payable at the end of the period. See Note 6—Drilling Fleet.
(b)	In connection with the Exchange Transactions, we issued $687 million and $238 million aggregate principal amount of the 11.50% Senior Guaranteed Notes and the Senior Guaranteed Exchangeable Bonds, respectively. See Note 9—Debt.
(c)	In connection with the issuance of the Senior Guaranteed Exchangeable Bonds, we recorded the conversion feature, measured at its estimated fair value, to additional paid-in capital. See Note 9—Debt.
(d)	In connection with our acquisition of Songa and Ocean Rig, we issued 66.9 million and 147.7 million shares, respectively, with an aggregate fair value of $735 million and $1.4 billion, respectively. See Note 3—Business Combinations.
(e)	In connection with our acquisition of Songa, we issued $854 million aggregate principal amount of Exchangeable Senior Bonds as partial consideration to Songa shareholders and settlement for certain Songa indebtedness. See Note 3—Business Combinations.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

Note 18—Financial Instruments

Overview—The carrying amounts and fair values of our financial instruments were as follows (in millions):

	December 31, 2020		December 31, 2019
	Carrying	Fair	Carrying	Fair
	amount	value	amount	value
Cash and cash equivalents	$1,154	$1,154	$1,790	$1,790
Restricted cash and cash equivalents	406	406	558	558
Long-term debt, including current maturities	7,807	4,820	9,261	8,976

We estimated the fair value of each class of financial instruments, for which estimating fair value is practicable, by applying the following methods and assumptions:

Cash and cash equivalents—Our cash and cash equivalents are primarily invested in demand deposits, short-term time deposits and money market funds.  The carrying amount of our cash and cash equivalents represents the historical cost, plus accrued interest, which approximates fair value because of the short maturities of the instruments.

Restricted cash and cash equivalents—Our restricted cash and cash equivalents, which are subject to restrictions due to collateral requirements, legislation, regulation or court order, are primarily invested in demand deposits, short-term time deposits and money market funds.  The carrying amount of our restricted cash and cash equivalents represents the historical cost, plus accrued interest, which approximates fair value because of the short maturities of the instruments.

Debt—The carrying amount of our debt represents the principal amount, net of unamortized discounts, premiums, debt issue costs and fair value adjustments.  We measured the estimated fair value of our debt using significant other observable inputs, representative of a Level 2 fair value measurement, including the terms and credit spreads for the instruments.

Note 19—Risk Concentration

Interest rate risk—Financial instruments that potentially subject us to concentrations of interest rate risk include our restricted and unrestricted cash equivalents and debt.  We are exposed to interest rate risk related to our restricted and unrestricted cash equivalents, as the interest income earned on these investments is based on variable or short-term interest rates, which change with market interest rates.  We are also exposed to the interest rate risk related to our fixed-rate debt when we refinance maturing debt with new debt or when we repurchase or retire debt in open market repurchases or other market transactions.

Currency exchange rate risk—We are exposed to currency exchange rate risk related to our international operations.  This risk is primarily associated with compensation costs of our employees and purchasing costs from non-U.S. suppliers, which are denominated in currencies other than the U.S. dollar.  We use a variety of techniques to minimize the exposure to currency exchange rate risk, including the structuring of customer contract payment terms and occasional use of forward exchange contracts.  Our primary strategy for currency exchange rate risk management involves structuring customer contracts to provide for payment in both U.S. dollars and local currency.  The payment portion denominated in local currency is based on anticipated local currency requirements over the contract term.  Due to various factors, including customer acceptance, local banking laws, national content requirements, other statutory requirements, local currency convertibility and the impact of inflation on local costs, actual local currency needs may vary from those anticipated in the customer contracts, resulting in partial exposure to currency exchange rate risk.  The currency exchange effect resulting from our international operations generally has not had a material impact on our operating results.

Credit risk—Financial instruments that potentially subject us to concentrations of credit risk are primarily restricted and unrestricted cash and cash equivalents and trade receivables, both current and long-term.  We generally maintain our restricted and unrestricted cash and cash equivalents in time deposits at commercial banks with high credit ratings or mutual funds, which invest exclusively in high-quality money market instruments.  We limit the amount of exposure to any one institution and do not believe we are exposed to any significant credit risk.

We earn our revenues by providing our drilling services to integrated oil companies, government-owned or government-controlled oil companies and other independent oil companies.  Our receivables are dispersed in various countries.  We establish an allowance for credit losses by applying an expected loss rate based on current and forecasted future and historical experience.  Although we have encountered only isolated credit concerns related to independent oil companies, we occasionally require collateral or other security to support customer receivables.  In certain instances, when we determine that collection is not reasonably assured, we may occasionally offer extended payment terms and recognize revenues associated with the contract on a cash basis.

Labor agreements—At December 31, 2020, we had a global workforce of approximately 5,350 individuals, including approximately 530 contractors.  Approximately 43 percent of our total workforce, working primarily in Norway, Brazil and the U.K., are represented by, and some of our contracted labor work is subject to, collective bargaining agreements, substantially all of which are subject to annual salary negotiation.  Negotiations over annual salary or other labor matters could result in higher personnel or other costs or increased operational restrictions or disruptions.  The outcome of any such negotiation generally affects the market for all offshore employees,

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

not only union members.  Furthermore, a failure to reach an agreement on certain key issues could result in strikes, lockouts or other work stoppages.

Note 20—Operating Segments, Geographic Analysis and Major Customers

Operating segments—We operate in a single, global market for the provision of contract drilling services to our customers.  The location of our rigs and the allocation of our resources to build or upgrade rigs are determined by the activities and needs of our customers.

Geographic analysis—The aggregate carrying amount of our long-lived assets, including our property and equipment and our right-of-use assets, disaggregated by country in which they were located, was as follows (in millions):

	December 31,
	2020	2019
Long-lived assets
U.S.	$6,007	$6,259
Norway	3,560	3,203
Greece	3,294	2,760
Other countries (a)	5,347	7,194
Total long-lived assets	$18,208	$19,416

(a)	Other countries represents the aggregate value for countries in which we operate that individually had attributable long-lived assets representing less than 10 percent of consolidated long-lived assets.

For a geographic disaggregation of our contract drilling revenues, see Note 5—Revenues.  Because the majority of our assets are mobile, the geographic locations of such assets at the end of the periods are not necessarily indicative of the geographic distribution of the operating revenues generated by such assets during the periods presented.  Our international operations are subject to certain political and other uncertainties, including risks of war and civil disturbances or other market disrupting events, expropriation of equipment, repatriation of income or capital, taxation policies, and the general hazards associated with certain areas in which we operate.  Although we are organized under the laws of Switzerland, we have minimal assets in Switzerland, and we do not conduct any operations or have operating revenues in Switzerland.

Major customers—For the year ended December 31, 2020, Royal Dutch Shell plc (together with its affiliates, “Shell”), Equinor ASA (together with its affiliates, “Equinor”) and Chevron Corporation (together with its affiliates, “Chevron”) accounted for approximately 28 percent, 27 percent and 14 percent, respectively, of our consolidated operating revenues.  For the year ended December 31, 2019, Shell, Equinor and Chevron accounted for approximately 26 percent, 21 percent and 17 percent, respectively, of our consolidated operating revenues.  For the year ended December 31, 2018, Shell, Chevron and Equinor accounted for approximately 26 percent, 21 percent and 18 percent, respectively, of our consolidated operating revenues.

Note 21—Subsequent Event

Private exchanges—On February 26, 2021, we completed privately negotiated transactions to exchange $323 million aggregate principal amount of outstanding Exchangeable Senior Bonds for $294 million aggregate principal amount of new 4.00% Senior Guaranteed Exchangeable Bonds due 2025 (the “New Senior Guaranteed Exchangeable Bonds”) and an aggregate cash payment of $11 million.  The New Senior Guaranteed Exchangeable Bonds are guaranteed by Transocean Ltd. and the same subsidiaries of Transocean Inc. that guarantee the Senior Guaranteed Exchangeable Bonds and 11.50% Senior Guaranteed Notes.  In addition, the New Senior Guaranteed Exchangeable Bonds have an initial exchange rate of 190.4762 Transocean Ltd. shares per $1,000 note, which implies a conversion price of $5.25 per share, subject to adjustment upon the occurrence of certain events.